EXECUTION

MASTER REPURCHASE AGREEMENT

CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC, as buyer
(“Buyer”), and

FIVE OAKS ACQUISITION CORP., as seller (“Seller”), and

FIVE OAKS INVESTMENT CORP. (“Guarantor”)

Dated February 25, 2014

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24.	Binding Effect; Governing Law; Jurisdiction	50

25.	No Waivers, Etc.	50

26.	Intent	51

27.	Disclosure Relating to Certain Federal Protections	52

28.	Power of Attorney	52

29.	Buyer May Act Through Affiliates	52

30.	Indemnification; Obligations	53

31.	Counterparts	53

32.	Confidentiality	54

33.	Recording of Communications	55

34.	Periodic Due Diligence Review	56

35.	Authorizations	56

36.	Acknowledgement Of Anti-Predatory Lending Policies	56

37.	Documents Mutually Drafted	56

38.	General Interpretive Principles	56

39.	Conflicts	57

SCHEDULES

Schedule 1 – Representations and Warranties with Respect to Purchased Mortgage Loans

Schedule 2 – Authorized Representatives

EXHIBITS

Exhibit A – Form of Purchase Confirmation for Exception Mortgage Loans

Exhibit B – Reserved

Exhibit C – Reserved

Exhibit D – Form of Power of Attorney

Exhibit E – Form of Opinion of Seller’s and Guarantor’s counsel

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Exhibit F – Officer’s Certificate of the Seller and Corporate Resolutions of Seller

Exhibit G – Seller’s Tax Identification Number

Exhibit H – Existing Indebtedness

Exhibit I – Escrow Instruction Letter

Exhibit J – Form of Servicer Notice

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1.            Applicability

From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer Mortgage Loans (as hereinafter defined) on a servicing released basis against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans on a servicing released basis at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement, including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder.

2.            Definitions

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Acceptable State” means any state acceptable pursuant to Seller’s Acquisition Guidelines.

“Accepted Servicing Practices” means, with respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located in accordance with applicable law.

“Acquisition Guidelines” means the standards, procedures and guidelines of the Seller for acquiring Mortgage Loans, which are set forth in the written policies and procedures of the Seller, a copy of which have been provided to Buyer and such other guidelines as are identified to and approved in writing by Buyer.

“Act of Insolvency” means, with respect to any Person or its Affiliates, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested or results in entry of an order for relief; (b) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or an Affiliate or any substantial part of the property of either; (c) the appointment of a receiver, conservator, or manager for such party or an Affiliate by any governmental agency or authority having the jurisdiction to do so; (d) the making or offering by such party or an Affiliate of a composition with its creditors or a general assignment for the benefit of creditors; (e) the admission in writing by such party or an Affiliate of such party of its inability to pay its debts or discharge its obligations as they become due or mature; or (f) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party or of any of its Affiliates, or shall have taken any action to displace the management of such party or of any of its Affiliates or to curtail its authority in the conduct of the business of such party or of any of its Affiliates.

“Affiliate” means, with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code.

“Aged Loan” has the meaning assigned to such term in the Pricing Side Letter.

“Aging Limit” has the meaning assigned to such term in the Pricing Side Letter.

“Agreement” means this Master Repurchase Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Appraised Value” means the value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

“Asset Value” has the meaning assigned to such term in the Pricing Side Letter.

“Assignment of Mortgage” means an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Buyer.

“Assignment of Proprietary Lease” means the specific agreement creating a first lien on and pledge of the Co-op Shares and the appurtenant Proprietary Lease securing a Co-op Loan.

“Bailee Letter” has the meaning assigned to such term in the Custodial Agreement.

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time.

“Bid” has the meaning set forth in Section 4.c hereof.

“Bid Fee” has the meaning set forth in Section 4.c hereof.

“Business Day” means any day other than (i) a Saturday or Sunday; (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed or (iii) a public or bank holiday in New York City.

“Buyer” means Credit Suisse First Boston Mortgage Capital LLC, and any successor or assign hereunder.

“Buyer Affiliate” means an Affiliate of the Buyer; provided that with respect to Section 18, all references in the Bankruptcy Code to twenty percent (20%) shall be replaced with fifty percent (50%).

“Capital Lease Obligations” means, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Change in Control” means:

(a)          any transaction or event as a result of which Guarantor ceases to own, beneficially or of record, 100% of the stock of Seller;

(b)          the sale, transfer, or other disposition of all or substantially all of Seller’s or Guarantor’s assets (excluding any such action taken in connection with any securitization transaction);

(c)          the consummation of a merger or consolidation of Seller or Guarantor with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of Seller or Guarantor immediately prior to such merger, consolidation or other reorganization; or

(d)          any transaction or event as a result of which a “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of capital stock of the Guarantor entitled to vote generally in the election of directors of 50% or more.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committed Mortgage Loan” means a Mortgage Loan which is the subject of a Take-out Commitment with a Take-out Investor.

“Co-op” means a private, cooperative housing corporation, having only one class of stock outstanding, which owns or leases land and all or part of a building or buildings, including apartments, spaces used for commercial purposes and common areas therein and whose board of directors authorizes the sale of stock and the issuance of a Proprietary Lease.

“Co-op Corporation” means, with respect to any Co-op Loan, the cooperative apartment corporation that holds legal title to the related Co-op Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Co-op Lien Search” means a search for (a) federal tax liens, mechanics’ liens, lis pendens, judgments of record or otherwise against (i) the Co-op Corporation and (ii) seller of the Co-op Unit, (b) filings Uniform Commercial Code financing statements and (c) the deed of the Co-op Project into the Co-op Corporation.

“Co-op Loan” means a Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and collateral assignment of the related Proprietary Lease.

“Co-op Project” means, with respect to any Co-op Loan, all real property and improvements thereto and rights therein and thereto owned by a Co-op Corporation including without limitation the land, separate dwelling units and all common elements.

“Co-op Shares” means, with respect to any Co-op Loan, the shares of stock issued by a Co-op Corporation and allocated to a Co-op Unit and represented by a stock certificates.

“Co-op Unit” means, with respect to any Co-op Loan, a specific unit in a Co-op Project.

“CSCOF” means, in the Buyer’s sole discretion, which may be confirmed by notice to the Seller (which may be electronic), for each day, the rate of interest (calculated on a per annum basis) determined by Buyer (which such determination shall be dispositive absent manifest error), equal to the overnight interest expense incurred by Buyer for borrowing funds.

“Custodial Agreement” means the custodial agreement, dated as of the date hereof, among Seller, Buyer and Custodian, as it may be amended, supplemented or otherwise modified from time to time.

“Custodial Mortgage Loan Schedule” has the meaning assigned to such term in the Custodial Agreement.

“Custodian” means Wells Fargo Bank, N.A. or such other party specified by Buyer and agreed to by Seller, which approval shall not be unreasonably withheld.

“Default” means an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Dollars” and “$” means dollars in lawful currency of the United States of America.

“Due Date” means the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Effective Date” means the date upon which the conditions precedent set forth in Section 10 shall have been satisfied.

“Electronic Tracking Agreement” means an Electronic Tracking Agreement among Buyer, Seller, MERS and MERSCORP Holdings, Inc., to the extent applicable as the same may be amended from time to time.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any corporation or trade or business that, together with Seller or Guarantor is treated as a single employer under Section 414(b) or (c) of the Code or solely for purposes of Section 302 of ERISA and Section 412 of the Code is treated as single employer described in Section 414 of the Code.

“ERISA Event” means with respect to Seller or Guarantor (a) with respect to any Plan, a reportable event, as defined in Section 4043 of ERISA, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified with 30 days of the occurrence of such event, or (b) the withdrawal of Seller, Guarantor or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (c) the failure by Seller, Guarantor or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code as amended by the Pension Protection Act) or Section 302(e) of ERISA (or Section 303(j) of ERISA, as amended by the Pension Protection Act), or (d) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller, Guarantor or any ERISA Affiliate thereof to terminate any plan, or (e) the failure to meet requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (f) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (g) the receipt by Seller, Guarantor or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (f) has been taken by the PBGC with respect to such Multiemployer Plan, or (h) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller, Guarantor or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430(k) of the Code with respect to any Plan.

“Escrow Instruction Letter” means the Escrow Instruction Letter from Seller to the Settlement Agent, in the form of Exhibit I hereto, as the same may be modified, supplemented and in effect from time to time.

“Escrow Payments” means, with respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

“Event of Default” has the meaning specified in Section 15 hereof.

“Exception Mortgage Loan” means any Mortgage Loan which is otherwise ineligible for purchase hereunder, or which otherwise becomes ineligible for purchase hereunder and which is approved by Buyer in its sole discretion; provided, however, that Seller shall pay to Buyer a fee of $25 with respect to any such approval of an Exception Mortgage Loan other than a Wet-Ink Mortgage Loan and $10 with respect to any such approval of an Exception Mortgage Loan which is a Wet-Ink Mortgage Loan; and provided further, that upon 30 days’ notice to the Seller, Buyer may change such Exception Mortgage Loan approval fee. Buyer’s approval of a Mortgage Loan as an Exception Mortgage Loan shall expire on the earlier of (a) the date set forth by the Buyer in the written notice that such Mortgage Loan is approved as an Exception Mortgage Loan (an “Exception Notice”) or (b) the occurrence of any additional event, other than that set forth in the Exception Notice, which would cause the Mortgage Loan to become ineligible for purchase hereunder. The Pricing Rate, Market Value, Purchase Price and Asset Value with respect to Exception Mortgage Loans shall be set in the sole discretion of Buyer. Buyer may at any time, and in its sole discretion, no longer consider a Mortgage Loan an Exception Mortgage Loan, in which case such Mortgage Loan shall have an Asset Value of zero.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Buyer or other recipient of any payment hereunder or required to be withheld or deducted from a payment to Buyer or such other recipient: (a) Taxes based on (or measured by) net income or net profits, franchise Taxes and branch profits Taxes that are imposed on Buyer or other recipient of any payment hereunder as a result of (i) being organized under the laws of, or having its principal office or its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) a present or former connection between such Buyer or other recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or Taxing authority thereof (other than connections arising from such Buyer or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under this Agreement or any Program Agreement, or sold or assigned an interest in any Purchased Mortgage Loan); (b) any Tax imposed on Buyer or other recipient of a payment hereunder that is attributable to such Buyer’s or other recipient’s failure to comply with relevant requirements set forth in Section 11(e); (c) any withholding Tax that is imposed on amounts payable to or for the account of Buyer or other recipient of a payment hereunder pursuant to a law in effect on the date such person becomes a party to or under this Agreement, or such person changes its lending office, except in each case to the extent that amounts with respect to Taxes were payable either to such person’s assignor immediately before such person became a party hereto or to such person immediately before it changed its lending office; and (d) any Taxes imposed under FATCA.

“Existing Indebtedness” has the meaning specified in Section 13.a(23) hereof.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof or agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and intergovernmental agreements implementing the foregoing (together with any law implementing such agreements).

“FICO” means Fair Isaac & Co., or any successor thereto.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Seller’s regulators.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America and applied on a consistent basis.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions over Seller, Guarantor or Buyer, as applicable.

“Gross Margin” means, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Guarantee” means, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business, or (b) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgage Loan or Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” means Five Oaks Investment Corp., in its capacity as guarantor under the Guaranty.

“Guaranty” means the guaranty of the Guarantor in favor of the Buyer, dated as of the date hereof, as the same may be amended from time to time, pursuant to which Guarantor fully and unconditionally guarantees the obligations of the Seller hereunder.

“High Cost Mortgage Loan” means a Mortgage Loan (a) classified as a “high cost” loan under the Home Ownership and Equity Protection Act of 1994; (b) classified as a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) having a percentage listed under the Indicative Loss Severity Column (the column that appears in the S&P Anti-Predatory Lending Law Update Table, included in the then-current S&P’s LEVELS® Glossary of Terms on Appendix E).

“Income” means, with respect to any Purchased Mortgage Loan at any time until repurchased by the Seller, any principal received thereon or in respect thereof and all interest, dividends or other distributions thereon.

“Indebtedness” means, for any Person: at any time, and only to the extent outstanding at such time: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business, so long as such trade accounts payable are payable within 90 days after the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements, including, without limitation, any Indebtedness arising hereunder; (g) Indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) Indebtedness of general partnerships of which such Person is a general partner and (j) with respect to clauses (a)-(i) above both on and off balance sheet.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller hereunder or under any Program Agreement.

“Index” means, with respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the applicable Mortgage Interest Rate.

“Interest Rate Adjustment Date” means the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interest Rate Protection Agreement” means, with respect to any or all of the Purchased Mortgage Loans, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement or Take-out Commitment, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller and an Affiliate of Buyer or such other party acceptable to Buyer in its sole discretion, which agreement is acceptable to Buyer in its sole discretion.

“Investment Manager” means Oak Circle Capital Partners LLC.

“Jumbo Mortgage Loan” means a Mortgage Loan with an original principal balance in an amount in excess of the then applicable conventional conforming limits, including general limits and high-cost area limits, for Mortgaged Properties securing Mortgage Loans in such county or local area and which is approved by Buyer in its sole discretion and also eligible for purchase by Buyer, Buyer’s Affiliates or any other national residential mortgage lender acceptable to Buyer in its sole discretion; provided, however, that Jumbo Mortgage Loans shall not include any Mortgage Loan with an original principal balance in excess of $2,000,000 or with respect to Jumbo Mortgage Loans intended for purchase by Buyer or its Affiliates, such amount as agreed to by Buyer.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan to Value Ratio” or “LTV” means with respect to any Mortgage Loan, the ratio of the original outstanding principal amount of such Mortgage Loan to the lesser of (a) the Appraised Value of the Mortgaged Property at origination or (b) if the Mortgaged Property was purchased within 12 months of the origination of such Mortgage Loan, the purchase price of the Mortgaged Property.

“Margin Call” has the meaning specified in Section 6.a hereof.

“Margin Deadline” has the meaning specified in Section 6.b hereof.

“Margin Deficit” has the meaning specified in Section 6.a hereof.

“Margin Threshold” means $250,000.

“Market Value” has the meaning assigned to such term in the Pricing Side Letter.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or condition (financial or otherwise) of Seller, Guarantor or any Affiliate that is a party to any Program Agreement taken as a whole; (b) a material impairment of the ability of Seller, Guarantor or any Affiliate that is a party to any Program Agreement to perform under any Program Agreement; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Program Agreement against Seller, Guarantor or any Affiliate that is a party to any Program Agreement, in each case as determined by the Buyer in its sole good faith discretion.

“Maximum Aggregate Purchase Price” has the meaning assigned to such term in the Pricing Side Letter.

“MERS” means Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System” means the system of recording transfers of mortgages electronically maintained by MERS.

“Monthly Payment” means the scheduled monthly payment of principal and interest on a Mortgage Loan.

“Moody’s” means Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” means each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto, unless such Mortgage is granted in connection with a Co-op Loan, in which case the first lien position is in the stock of the subject cooperative association and in the tenant’s rights in the Proprietary Lease relating to such stock.

“Mortgage File” means, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan and set forth in an exhibit to the Custodial Agreement.

“Mortgage Interest Rate” means the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Interest Rate Cap” means, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgage Loan” means any first lien closed Jumbo Mortgage Loan which is a fixed or floating-rate, one-to-four-family residential mortgage or home equity loan evidenced by a promissory note and secured by a first lien mortgage, which satisfies the requirements set forth in the Acquisition Guidelines and Section 13.b hereof; provided, however, that, except as expressly approved in writing by Buyer, Mortgage Loans shall not include any “high-LTV” loans or any High Cost Mortgage Loans.

“Mortgage Loan Documents” means the documents in the related Mortgage File to be delivered to the Custodian.

“Mortgage Loan Schedule” means, with respect to any Transaction as of any date, a mortgage loan schedule in the form of a computer tape or other electronic medium generated by Seller, and delivered to Buyer and Custodian, which provides information required by Buyer to enter into Transactions relating to the Purchased Mortgage Loans in a format acceptable to Buyer.

“Mortgage Note” means the promissory note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” means the real property or other Co-op Loan collateral securing repayment of the debt evidenced by a Mortgage Note.

“Mortgagor” means the obligor or obligors on a Mortgage Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by Seller or any ERISA Affiliate and that is covered by Title IV of ERISA.

“Net Income” means, for any period and any Person, the net income of such Person for such period as determined in accordance with GAAP.

“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Non-Performing Mortgage Loan” means (a) any Mortgage Loan for which any payment of principal or interest is more than twenty-nine (29) days past due, (b) any Mortgage Loan with respect to which the related mortgagor is in bankruptcy or (c) any Mortgage Loan with respect to which the related mortgaged property is in foreclosure.

“Non-Utilization Fee” has the meaning assigned to such term in the Pricing Side Letter.

“Obligations” means (a) all of Seller’s indebtedness, obligations to pay the Repurchase Price on the Repurchase Date, the Price Differential on each Price Differential Payment Date, and other obligations and liabilities, to Buyer, its Affiliates or Custodian arising under, or in connection with, the Program Agreements; (b) any and all sums paid by Buyer or on behalf of Buyer in order to preserve any Purchased Mortgage Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of any of Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable out-of-pocket expenses incurred of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Mortgage Loan, or of any exercise by Buyer of its rights under the Program Agreements, including, without limitation, attorneys’ fees and disbursements and court costs; and (d) all of Seller’s indemnity obligations to Buyer or Custodian or both pursuant to the Program Agreements.

“OFAC” has the meaning set forth in Section 13.a(27) hereof.

“Officer’s Compliance Certificate” has the meaning assigned to such term in the Pricing Side Letter.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Pension Protection Act” means the Pension Protection Act of 2006.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means an employee benefit or other plan established or maintained by Seller or any ERISA Affiliate and covered by Title IV of ERISA, other than a Multiemployer Plan.

“Post Default Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Power of Attorney” means a Power of Attorney substantially in the form of Exhibit D hereto.

“Price Differential” means with respect to any Transaction as of any date of determination, an amount equal to the product of (a) the Pricing Rate for such Transaction and (b) the Purchase Price for such Transaction, calculated daily on the basis of a 360-day year for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date.

“Price Differential Payment Date” means, with respect to a Purchased Mortgage Loan, the 5th day of the month following the related Purchase Date and each succeeding 5th day of the month thereafter; provided, that, with respect to such Purchased Mortgage Loan, the final Price Differential Payment Date shall be the related Repurchase Date; and provided, further, that if any such day is not a Business Day, the Price Differential Payment Date shall be the next succeeding Business Day.

“Pricing Rate” has the meaning assigned to such term in the Pricing Side Letter.

“Pricing Side Letter” means, the letter agreement dated as of the date hereof, among Buyer, Seller and the Guarantor, as the same may be amended from time to time.

“Program Agreements” means, collectively, this Agreement, the Guaranty, the Custodial Agreement, the Pricing Side Letter, the Electronic Tracking Agreement, the Power of Attorney, the Securitization Mandate Letter, the Servicing Agreement, if any, the Servicer Notice, if entered into and, with respect to each Exception Mortgage Loan, a Purchase Confirmation.

“Prohibited Person” has the meaning set forth in Section 13.a(27) hereof.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” means the lease on a Co-op Unit evidencing the possessory interest of the owner in the Co-op Shares in such Co-op Unit.

“Purchase Confirmation” means, with respect to an Exception Mortgage Loan, a confirmation of a Transaction, in the form attached as Exhibit A hereto.

“Purchase Date” means the date on which Purchased Mortgage Loans are to be transferred by Seller to Buyer.

“Purchase Price” means the price at which each Purchased Mortgage Loan is transferred by Seller to Buyer, which shall equal:

(a)          on the Purchase Date, in the case of all Purchased Mortgage Loans, the applicable Purchase Price Percentage multiplied by the lesser of either: (x) the Market Value of such Purchased Mortgage Loan or (y) the outstanding principal amount thereof as set forth on the related Mortgage Loan Schedule;

(b)          on any day after the Purchase Date, except where Buyer and the Seller agree otherwise, the amount determined under the immediately preceding clause (a) decreased by the amount of any cash transferred by the Seller to Buyer pursuant to Section 6 hereof or applied to reduce the Seller’s obligations under Section 4(b) or Section 4.c(ii) hereof.

“Purchase Price Percentage” has the meaning assigned to such term in the Pricing Side Letter.

“Purchased Mortgage Loans” means the collective reference to Mortgage Loans together with the Repurchase Assets related to such Mortgage Loans transferred by Seller to Buyer in a Transaction hereunder, listed on the related Mortgage Loan Schedule attached to the related Transaction Request, which such Mortgage Loans the Custodian has been instructed to hold pursuant to the Custodial Agreement.

“Qualified Insurer” means an insurance company duly authorized and licensed where required by law to transact insurance business and approved as an insurer by Buyer.

“Qualified Originator” means an originator of Mortgage Loans which is acceptable under the Acquisition Guidelines.

“Recognition Agreement” means, an agreement among a Co-op Corporation, a lender and a Mortgagor with respect to a Co-op Loan whereby such parties (i) acknowledge that such lender may make, or intends to make, such Co-op Loan, and (ii) make certain agreements with respect to such Co-op Loan.

“Records” means all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by Seller, Guarantor, Servicer or any other person or entity with respect to a Purchased Mortgage Loan. Records shall include the Mortgage Notes, any Mortgages, the Mortgage Files, the credit files related to the Purchased Mortgage Loan and any other instruments necessary to document or service a Mortgage Loan.

“REIT” means a real estate investment trust, as defined in Section 856 of the Code.

“REO Property” means real property acquired by Seller, including a Mortgaged Property acquired through foreclosure of a Mortgage Loan or by deed in lieu of such foreclosure.

“Reporting Date” means the 7th day of each month or, if such day is not a Business Day, the next succeeding Business Day.

“Repurchase Assets” has the meaning assigned thereto in Section 8 hereof.

“Repurchase Date” means the earlier of (a) the Termination Date, (b) the date designated pursuant to Section 4(a), (c) the date set forth in the applicable Purchase Confirmation with respect to an Exception Mortgage Loan or (d) the date determined by application of Section 16 hereof.

“Repurchase Price” means the price at which Purchased Mortgage Loans are to be transferred from Buyer to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price and the accrued but unpaid Price Differential as of the date of such determination.

“Request for Certification” means a notice sent to the Custodian reflecting the sale of one or more Purchased Mortgage Loans to Buyer hereunder.

“Requirement of Law” means, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator, a court or other governmental authority, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means as to any Person, the chief executive officer or, with respect to financial matters, the chief financial officer of such Person.

“S&P” means Standard & Poor’s Ratings Services, or any successor thereto.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Securitization Mandate Letter” means the letter entered into among Buyer’s Affiliate, Buyer and Seller.

“Seller” means Five Oaks Acquisition Corp. or its permitted successors and assigns.

“Servicer” means PHH Mortgage Corporation or any other servicer approved by Buyer in its sole discretion, which may be Seller.

“Servicer Notice” means the notice acknowledged by a third party Servicer substantially in the form of Exhibit J hereto, as the same may be amended from time to time.

“Servicing Agreement” means that certain Mortgage Loan Subservicing Agreement, dated as of February 25, 2014 between the Seller and the Servicer and any other servicing agreement entered into between Seller and a third party Servicer as each may be amended from time to time.

“Servicing Rights” means rights of any Person to administer, service or subservice, the Purchased Mortgage Loans or to possess related Records.

“Settlement Agent” means, with respect to any Transaction the subject of which is a Wet-Ink Mortgage Loan, the entity approved by Buyer, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet-Ink Mortgage Loan is being originated. A Settlement Agent is deemed approved unless Buyer notifies Seller otherwise at any time electronically or in writing.

“Shareholder Equity Notification Trigger” means, as of any day, (i) a decline of forty-five percent (45%) or more of the shareholder equity of Guarantor as of September 30, 2013; or (ii) a decline of thirty percent (30%) or more of the shareholder equity of Guarantor from the highest shareholder equity in the preceding three (3) month period then ending.

“SIPA” means the Securities Investor Protection Act of 1970, as amended from time to time.

“Stock Certificate” means, with respect to a Co-op Loan, the certificates evidencing ownership of the Co-op Shares issued by the Co-op Corporation.

“Stock Power” means, with respect to a Co-op Loan, an assignment of the Stock Certificate or an assignment of the Co-op Shares issued by the Co-op Corporation.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Take-out Commitment” means a commitment of Seller to sell one or more identified Mortgage Loans to a Take-out Investor and the corresponding Take-out Investor’s commitment back to the Seller to effectuate the foregoing.

“Take-out Investor” means an institution which has made a Take-out Commitment and has been approved by Buyer.

“Taxes” means any and all present or future taxes (including social security contributions and value added taxes), levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), withholdings (including backup withholding), assessments, fees or other charges of any nature whatsoever imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” has the meaning assigned to such term in the Pricing Side Letter.

“Third Party Evaluator” shall mean an appraiser approved by Buyer in its sole good faith discretion.

“Transaction” has the meaning set forth in Section 1 hereof.

“Transaction Request” means a request via email from Seller to Buyer notifying Buyer that Seller wishes to enter into a Transaction hereunder that indicates that it is a Transaction Request under this Agreement.

“Trust Receipt” means, with respect to any Transaction as of any date, a receipt in the form attached as an exhibit to the Custodial Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect on the date hereof in the State of New York or the Uniform Commercial Code as in effect in the applicable jurisdiction.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 11(e)(ii)(B) hereof.

“Violation Deadline” has the meaning assigned thereto in Section 4.c hereof.

“Wet-Ink Delivery Date” has the meaning assigned to such term in the Pricing Side Letter.

“Wet-Ink Documents” means, with respect to any Wet-Ink Mortgage Loan, the (a) Transaction Request and (b) the Mortgage Loan Schedule.

“Wet-Ink Mortgage Loan” means a Mortgage Loan which Seller is selling to Buyer simultaneously with the origination thereof.

3.            Program; Initiation of Transactions

a.           From time to time, in the sole discretion of Buyer, Buyer may purchase from Seller certain Mortgage Loans that have been either originated by Seller or purchased by Seller from other originators. This Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller. Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement. All Purchased Mortgage Loans shall exceed or meet the Acquisition Guidelines, and shall be serviced by Seller or Servicer, as applicable. The aggregate Purchase Price of Purchased Mortgage Loans subject to outstanding Transactions shall not exceed the Maximum Aggregate Purchase Price.

b.           Seller shall request that Buyer enter into a Transaction by delivering (i) to Buyer, a Transaction Request (A) one (1) Business Day prior to the proposed Purchase Date for Mortgage Loans that are not Wet-Ink Mortgage Loans or (B) by 3:30 p.m. (New York City time) on the proposed Purchase Date for Wet-Ink Mortgage Loans and (ii) to Buyer and Custodian a Mortgage Loan Schedule, in accordance with the Custodial Agreement. In the event the Mortgage Loan Schedule provided by Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to Seller describing such error and Seller shall correct the computer data, reformat or properly align the computer fields itself and resubmit the Mortgage Loan Schedule as required herein.

c.           With respect to each Exception Mortgage Loan, upon receipt of the Transaction Request, Buyer shall, consistent with this Agreement, specify the terms for such proposed Transaction, including the Purchase Price, the Pricing Rate, the Market Value, the Asset Value and the Repurchase Date in respect of such Transaction. The terms thereof shall be set forth in the Purchase Confirmation to be delivered to Seller on or prior to the Purchase Date.

d.           With respect to each Exception Mortgage Loan, the Purchase Confirmation, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Purchase Confirmation relates, and Seller’s acceptance of the related proceeds shall constitute Seller’s agreement to the terms of such Purchase Confirmation. It is the intention of the parties that, with respect to each Exception Mortgage Loan, each Purchase Confirmation shall not be separate from this Agreement but shall be made a part of this Agreement. In the event of any conflict between this Agreement and, with respect to each Exception Mortgage Loan, a Purchase Confirmation, the terms of the Purchase Confirmation shall control with respect to the related Transaction.

e.           Upon the satisfaction of the applicable conditions precedent set forth in Section 10 hereof, all of Seller’s interest in the relevant Mortgage Loans and related Repurchase Assets shall pass to Buyer on the Purchase Date, against the transfer of the Purchase Price to Seller. Upon transfer of the Mortgage Loans to Buyer as set forth in this Section and until termination of any related Transactions as set forth in Sections 4 or 16 of this Agreement, ownership of each Mortgage Loan, including each document in the related Mortgage File and Records, is vested in Buyer; provided that, prior to the recordation by the Custodian as provided for in the Custodial Agreement record title in the name of Seller to each Mortgage shall be retained by Seller in trust, for the benefit of Buyer, for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

f.            With respect to each Wet-Ink Mortgage Loan, by no later than the Wet-Ink Delivery Date, Seller shall cause the related Settlement Agent to deliver to the Custodian the remaining documents in the Mortgage File, as more particularly set forth in the Custodial Agreement.

4.            Repurchase

a.           Seller shall repurchase the related Purchased Mortgage Loans from Buyer on each related Repurchase Date. In addition, Seller may repurchase Purchased Mortgage Loans without penalty or premium on any date. If Seller intends to make such a repurchase, Seller shall give one (1) Business Day’s prior written notice to Buyer, designating the Purchased Mortgage Loans to be repurchased. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Mortgage Loan (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Mortgage Loan except as otherwise provided herein). Seller is obligated to repurchase and take physical possession of the Purchased Mortgage Loans from Buyer or its designee (including the Custodian) at Seller’s expense on the related Repurchase Date.

b.           Provided that no Default shall have occurred and is continuing, and Buyer has received the related Repurchase Price upon repurchase of the Purchased Mortgage Loans, Buyer agrees to release its ownership interest hereunder in the Purchased Mortgage Loans (including, the Repurchase Assets related thereto) at the request of Seller. The Purchased Mortgage Loans (including the Repurchase Assets related thereto) shall be delivered to Seller free and clear of any lien, encumbrance or claim. With respect to payments in full by the related Mortgagor of a Purchased Mortgage Loan, Seller agrees to immediately remit (or cause to be remitted) to Buyer the Repurchase Price with respect to such Purchased Mortgage Loan. Buyer agrees to release its ownership interest in Purchased Mortgage Loans (including the Repurchase Assets related thereto) which have been prepaid in full after receipt of evidence of compliance with the immediately preceding sentence.

c.           In the event that at any time a Purchased Mortgage Loan causes a violation of the applicable sublimit set forth in clause (vii) of the definition of Asset Value, Buyer may, in its sole discretion, redesignate such Purchased Mortgage Loan as an Exception Mortgage Loan. If Buyer does not redesignate such Purchased Mortgage Loan as an Exception Mortgage Loan, and if Seller fails to notify Buyer within five (5) Business Days following notice or knowledge of such violation that Seller does not want to receive a bid for such Purchased Mortgage Loan as described below, Buyer or an Affiliate of Buyer may offer to terminate Seller’s right and obligation to repurchase such Purchased Mortgage Loan by paying Seller a price to be set by Buyer in its sole discretion (a “Bid”). Seller, within five (5) Business Days of receipt of Buyer’s bid (the “Violation Deadline”) may, in its sole discretion, either (i) accept Buyer’s bid, terminating Seller’s right and obligation to repurchase such Purchased Mortgage Loan under this Agreement or (ii) immediately repurchase the Purchased Mortgage Loan at the Repurchase Price. Seller shall pay Buyer a bid fee equal to $250 (the “Bid Fee”) with respect to each Mortgage Loan on which Buyer or its Affiliate makes a Bid, regardless of whether the Bid is accepted and such Bid Fee shall be due and payable to Buyer on or before the Violation Deadline. Any amount paid by Buyer or its Affiliate to terminate Seller’s right and obligation to repurchase a Purchased Mortgage Loan if a Bid is accepted pursuant to this Section shall be applied by Buyer toward the outstanding Repurchase Price for the applicable Transaction.

5.            Price Differential.

a.           On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Price Differential Payment Date. Two Business Days prior to the Price Differential Payment Date, Buyer shall give Seller written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date. On the Price Differential Payment Date, Seller shall pay to Buyer the Price Differential for such Price Differential Payment Date (along with any other amounts to be paid pursuant to Sections 7 hereof and Section 3 of the Pricing Side Letter), by wire transfer in immediately available funds.

b.           If Seller fails to pay all or part of the Price Differential by 3:00 p.m. (New York City time) on the related Price Differential Payment Date, with respect to any Purchased Mortgage Loan, Seller shall be obligated to pay to Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Post Default Rate until the Price Differential is received in full by Buyer.

6.            Margin Maintenance

a.           If at any time the outstanding Purchase Price of any Purchased Mortgage Loan subject to a Transaction is greater than the Asset Value of such Purchased Mortgage Loan subject to a Transaction (a “Margin Deficit”) and in the case of a Margin Deficit solely in connection with a mark-to-market adjustment as determined by Buyer in its sole discretion such Margin Deficit is greater than the Margin Threshold, then Buyer may by written notice (which may be via email) to Seller require Seller to transfer to Buyer cash in an amount at least equal to the Margin Deficit (such requirement, a “Margin Call”).

b.           Notice delivered pursuant to Section 6.a above may be given by any written or electronic means at the address or email address set forth in Section 20. Any notice given before 12:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 5:00 p.m. (New York City time) on such Business Day; notice given after 12:00 p.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 1:00 p.m. (New York City time) on the following Business Day (the foregoing time requirements for satisfaction of a Margin Call are referred to as the “Margin Deadlines”). The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

c.           In the event that a Margin Deficit exists with respect to any Purchased Mortgage Loan, Buyer may retain any funds received by it to which the Seller would otherwise be entitled hereunder, which funds (i) shall be held by Buyer against the related Margin Deficit and (ii) may be applied by Buyer against the Repurchase Price of any Purchased Mortgage Loan for which the related Margin Deficit remains otherwise unsatisfied. Notwithstanding the foregoing, the Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 6.

7.            Income Payments

a.           If Income is paid in respect of any Purchased Mortgage Loan during the term of a Transaction, such Income shall be the property of Seller, subject to the rights of Buyer and obligations of Seller hereunder. Upon an Event of Default, Seller shall and shall cause Servicer to deposit all Income to the account set forth in Section 9, upon receipt thereof, in accordance with Section 12.c hereof.

b.           Provided no Event of Default has occurred and is continuing, on each Price Differential Payment Date, Seller shall remit to Buyer an amount equal to the Price Differential out of the interest portion of the Income paid in respect to the Purchased Mortgage Loans for the preceding month in accordance with Section 5 of this Agreement and Seller shall retain any excess Income.

c.           Notwithstanding any provision to the contrary in this Section 7, immediately upon receipt by Seller of any prepayment of principal in full, with respect to a Purchased Mortgage Loan, Seller shall remit such amount to Buyer and Buyer shall immediately apply any such amount received by Buyer to reduce the amount of the Repurchase Price due upon termination of the related Transaction.

8.            Security Interest

a.           On each Purchase Date, Seller hereby sells, assigns and conveys all rights and interests in the Purchased Mortgage Loans identified on the related Mortgage Loan Schedule and the Repurchase Assets. Although the parties intend that, other than for tax purposes, all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Mortgage Loans, the Records, and all related Servicing Rights, the Program Agreements (to the extent such Program Agreements and Seller’s right thereunder relate to the Purchased Mortgage Loans), any related Take-out Commitments, any Property relating to the Purchased Mortgage Loans, all insurance policies and insurance proceeds relating to any Purchased Mortgage Loan or the related Mortgaged Property, including, but not limited to, any payments or proceeds under any related primary insurance, hazard insurance, Income, Interest Rate Protection Agreements, accounts (including any interest of Seller in escrow accounts) and any other contract rights, instruments, accounts, payments, rights to payment (including payments of interest or finance charges), general intangibles and other assets relating to the Purchased Mortgage Loans (including, without limitation, any other accounts) or any interest in the Purchased Mortgage Loans, and any proceeds (including the related securitization proceeds) and distributions with respect to any of the foregoing and any other property, rights, title or interests as are specified on a Transaction Request and/or Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created (collectively, the “Repurchase Assets”).

b.           The Seller and Guarantor each acknowledge that neither has rights to service the Purchased Mortgage Loans but only has rights as a party to the current Servicing Agreement. Without limiting the generality of the foregoing and in the event that the Seller or Guarantor is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, each of Seller and Guarantor grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

c.           Seller agrees to execute, deliver and/or file such documents and perform such acts as may be reasonably necessary to fully perfect Buyer’s security interest created hereby. Furthermore, the Seller hereby authorizes the Buyer to file financing statements relating to the Repurchase Assets, as the Buyer, at its option, may deem appropriate. The Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 8.

9.            Payment and Transfer

Unless otherwise mutually agreed in writing, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at the following account maintained by Buyer: Account No. 30943739, for the account of CSFB Buyer/Five Oaks Acquisition Corp.-Inbound Account, Citibank, ABA No. 021 000 089 or such other account as Buyer shall specify to Seller in writing. Seller acknowledges that it has no rights of withdrawal from the foregoing account. All Purchased Mortgage Loans transferred by one party hereto to the other party shall be in the case of a purchase by Buyer in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank and such other documentation as Buyer may reasonably request. All Purchased Mortgage Loans shall be evidenced by a Trust Receipt. Any Repurchase Price received by Buyer after 4:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day.

10.         Conditions Precedent

a.           Initial Transaction. As conditions precedent to the initial Transaction, Buyer shall have received on or before the day of such initial Transaction the following, in form and substance satisfactory to Buyer and duly executed by Seller, Guarantor and each other party thereto:

(1)         Program Agreements. The Program Agreements duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(2)         Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Purchased Mortgage Loans and other Repurchase Assets have been taken, including, without limitation, duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(3)         Organizational Documents. A certificate of the corporate secretary of each of Seller and Guarantor substantially in the form of Exhibit F hereto, attaching certified copies of Seller’s and Guarantor’s organizational documents and resolutions approving the Program Agreements and transactions thereunder (either specifically or by general resolution) and all documents evidencing other necessary corporate action or governmental approvals as may be required in connection with the Program Agreements.

(4)         Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of Seller and Guarantor, dated as of no earlier than the date ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder.

(5)         Incumbency Certificate. An incumbency certificate of the corporate secretary of each of Seller and Guarantor, certifying the names, true signatures and titles of the representatives duly authorized to request transactions hereunder and to execute the Program Agreements.

(6)         Opinion of Counsel. An opinion of Seller’s and Guarantor’s counsel, in form and substance substantially as set forth in Exhibit E attached hereto.

(7)         Acquisition Guidelines. A true and correct copy of the Acquisition Guidelines certified by an officer of the Seller.

(8)         Fees. Payment of any fees due to Buyer hereunder.

(9)         Insurance. Evidence that Seller has added Buyer as an additional loss payee under the Seller’s Fidelity Insurance.

b.           All Transactions. The obligation of Buyer to enter into each Transaction pursuant to this Agreement is subject to the following conditions precedent:

(1)         Due Diligence Review. Without limiting the generality of Section 34 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans and Seller and Guarantor.

(2)         Required Documents.

(a)          With respect to each Purchased Mortgage Loan which is not a Wet-Ink Mortgage Loan, the Mortgage File has been delivered to the Custodian in accordance with the Custodial Agreement.

(b)          With respect to each Wet-Ink Mortgage Loan, the Wet-Ink Documents have been delivered to Buyer or Custodian, as the case may be, in accordance with the Custodial Agreement.

(3)         Transaction Documents. Buyer or its designee shall have received on or before the day of such Transaction (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(a)          A Transaction Request and Mortgage Loan Schedule delivered by Seller pursuant to Section 3.b or 3.c hereof and a Purchase Confirmation with respect to an Exception Mortgage Loan.

(b)          The Request for Certification and the related Mortgage Loan Schedule delivered by Seller, and the Trust Receipt and Custodial Mortgage Loan Schedule delivered by Custodian.

(c)          Such certificates, opinions of counsel or other documents as Buyer may reasonably request.

(4)         No Default. No Default or Event of Default shall have occurred and be continuing.

(5)         Requirements of Law. Buyer shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law applicable to Buyer has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on CSCOF.

(6)         Representations and Warranties. Both immediately prior to the related Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller and Guarantor in each Program Agreement shall be true, correct and complete on and as of such Purchase Date in all material respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(7)         Electronic Tracking Agreement. To the extent Seller is selling Mortgage Loans which are registered on the MERS® System, an Electronic Tracking Agreement entered into, duly executed and delivered by the parties thereto and being in full force and effect, free of any modification, breach or waiver.

(8)         Material Adverse Change. None of the following shall have occurred and/or be continuing:

(a)          Credit Suisse AG, New York Branch’s corporate bond rating as calculated by S&P or Moody’s has been lowered or downgraded to a rating below investment grade by S&P or Moody’s;

(b)          an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(c)          an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(d)          there shall have occurred (i) a material change in financial markets, an outbreak or escalation of hostilities or a material change in national or international political, financial or economic conditions; (ii) a general suspension of trading on major stock exchanges; or (iii) a disruption in or moratorium on commercial banking activities or securities settlement services; or

(e)          there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement.

11.         Program; Costs

a.           Seller and Guarantor shall reimburse Buyer for any of Buyer’s reasonable out-of-pocket costs, including due diligence review costs and reasonable attorney’s fees, incurred by Buyer in determining the acceptability to Buyer of any Mortgage Loans. Seller and Guarantor shall also pay, or reimburse Buyer if Buyer shall pay, any termination fee, which may be due any Servicer. Seller and Guarantor shall pay the out-of-pocket fees and expenses of Buyer’s counsel incurred by Buyer in connection with the Program Agreements. Legal fees for any subsequent amendments to this Agreement or related documents shall be borne by Seller and Guarantor. Seller and Guarantor shall pay ongoing custodial fees and expenses as set forth in the Custodial Agreement, and any other ongoing fees and expenses under any other Program Agreement.

b.           If Buyer determines that, due to the introduction of, any change in, or the compliance by Buyer with (i) any eurocurrency reserve requirement or (ii) the interpretation of any law, regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be an increase in the cost to Buyer in engaging in the present or any future Transactions, then each of Seller and Guarantor agrees to pay to Buyer, from time to time, upon demand by Buyer (with a copy to Custodian) the actual cost of additional amounts as specified by Buyer to compensate Buyer for such increased costs.

c.           With respect to any Transaction, Buyer may conclusively rely upon, and shall incur no liability to Seller or Guarantor in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on Seller’s behalf, whether or not such person is listed on the certificate delivered pursuant to Section 10.a(5) hereof. In each such case, each of Seller and Guarantor hereby waives the right to dispute Buyer’s record of the terms of the Purchase Confirmation, request or other communication.

d.           Notwithstanding the assignment of the Program Agreements with respect to each Purchased Mortgage Loan to Buyer, each of Seller and Guarantor agrees and covenants with Buyer to enforce diligently Seller’s and Guarantor’s rights and remedies set forth in the Program Agreements.

e.           (i) Any payments made by Seller or Guarantor to Buyer or a Buyer assignee hereunder or any Program Agreement shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. If Seller or Guarantor shall be required by applicable law (as determined in the good faith discretion of the applicable withholding agent) to deduct or withhold any Tax from any sums payable to Buyer or a Buyer assignee, then (i) the Seller or Guarantor shall make such deductions or withholdings and pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law; (ii) to the extent the withheld or deducted Tax is an Indemnified Tax or Other Tax, the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 11(e)) the Buyer or Buyer assignee receives an amount equal to the sum it would have received had no such deductions or withholdings been made; and (iii) the Seller shall notify the Buyer or Buyer assignee of the amount paid and shall provide the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment within ten (10) days thereafter. Seller and Guarantor shall otherwise indemnify Buyer, within ten (10) days after demand therefor, for any Indemnified Taxes or Other Taxes imposed on Buyer (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 11(e)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.

(ii) Buyer and any Buyer assignee shall deliver to each of the Seller and Guarantor, at the time or times reasonably requested by the Seller or Guarantor, such properly completed and executed documentation reasonably requested by the Seller or Guarantor as will permit payments made hereunder to be made without withholding or at a reduced rate of withholding. In addition, Buyer and any Buyer assignee, if reasonably requested by Seller or Guarantor, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Seller or Guarantor as will enable the Seller or Guarantor to determine whether or not such Buyer or Buyer assignee is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 11, the completion, execution and submission of such documentation (other than such documentation in Section 11(e)((ii)(A), (B) and (C) below) shall not be required if in the Buyer’s or Buyer’s assignee’s judgement such completion, execution or submission would subject such Buyer or Buyer assignee to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Buyer or Buyer assignee. Without limiting the generality of the foregoing, Buyer or Buyer assignee shall deliver to each of the Seller and Guarantor, to the extent legally entitled to do so:

(A) in the case of a Buyer or Buyer assignee which is a “U.S. Person” as defined in section 7701(a)(30) of the Code, a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 certifying that it is not subject to U.S. federal backup withholding tax;

(B) in the case of a Buyer or Buyer assignee which is not a “U.S. Person” as defined in Code section 7701(a)(30): (I) a properly completed and executed IRS Form W-8BEN or W-8ECI, as appropriate, evidencing entitlement to a zero percent or reduced rate of U.S. federal income tax withholding on any payments made hereunder, (II) in the case of such non-U.S. Person claiming exemption from the withholding of U.S. federal income tax under Code sections 871(h) or 881(c) with respect to payments of “portfolio interest,” a duly executed certificate (a “U.S. Tax Compliance Certificate”) to the effect that such non-U.S. Person is not (x) a “bank” within the meaning of Code section 881(c)(3)(A), (y) a “10 percent shareholder” of Seller, Guarantor or affiliate thereof, within the meaning of Code section 881(c)(3)(B), or (z) a “controlled foreign corporation” described in Code section 881(c)(3)(C), (III) to the extent such non-U.S. person is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such non-U.S. person is a partnership and one or more direct or indirect partners of such non-U.S. person are claiming the portfolio interest exemption, such non-U.S. person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner, and (IV) executed originals of any other form or supplementary documentation prescribed by law as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by law to permit the Seller or Guarantor to determine the withholding or deduction required to be made.

(C) if a payment made to a Buyer or Buyer assignee under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Buyer or assignee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Buyer or assignee shall deliver to the Seller or Guarantor at the time or times prescribed by law and at such time or times reasonably requested by the Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller as may be necessary for the Seller to comply with their obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 11(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

The applicable IRS forms referred to above shall be delivered by each applicable Buyer or Buyer assignee on or prior to the date on which such person becomes a Buyer or Buyer assignee under this Agreement, as the case may be, and upon the obsolescence or invalidity of any IRS form previously delivered by it hereunder.

f.            Any indemnification payable by Seller or Guarantor to Buyer or any Buyer assignee for Indemnified Taxes or Other Taxes that are imposed on Buyer or a Buyer assignee, as described in Section 11(e)(i) hereof, shall be paid by Seller or Guarantor within ten (10) days after demand therefor. A certificate as to the amount of such payment or liability delivered to the Seller or Guarantor by Buyer or a Buyer assignee shall be conclusive absent manifest error.

g.             If Buyer determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 11 (including by the payment of additional amounts pursuant to this Section 11), it shall pay to the Seller an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Buyer and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Seller, upon the request of Buyer, shall repay to Buyer the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Buyer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 11, in no event will Buyer be required to pay any amount to Seller pursuant to this Section 11 the payment of which would place Buyer in a less favorable net after-tax position than the Buyer would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require Buyer to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Seller or any other Person.

h.           If Buyer requests Seller to pay any Indemnified Taxes, Other Taxes or additional amounts to Buyer or any Governmental Authority for the account of Buyer pursuant to this Section 11, then Buyer shall, at the written request of Seller, consider, in its sole good faith discretion, designating a different office for engaging in this transaction or assigning its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of Buyer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 11 in the future, and (ii) would not subject Buyer to any unreimbursed cost or expense. If Buyer agrees in its sole discretion, to effectuate such designation or assignment, Seller hereby agrees to pay all reasonable costs and expenses incurred by Buyer in connection with any such designation or assignment. Notwithstanding anything to the contrary, Buyer shall have no obligation to comply with Seller’s request contemplated herein, and to the extent that Buyer determines not to do so, regardless of the reason for such determination, Buyer shall have no obligation or liability to the Seller hereunder.

i.            Each party’s obligations under this Section 11 shall survive any assignment of rights by, or the replacement of, Buyer or a Buyer assignee, and the repayment, satisfaction or discharge of all obligations under any Program Agreement.

j.            Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of Seller that is secured by the Purchased Mortgage Loans, and the Purchased Mortgage Loans as owned by Seller in the absence of an Event of Default by Seller. Buyer and Seller agree that they will treat and report for all tax purposes the Transactions entered into hereunder as one or more loans from Buyer to Seller secured by the Purchased Mortgage Loans, unless otherwise prohibited by law or upon a final determination by any taxing authority that the Transactions are not loans for tax purposes.

12.         Servicing

a.           Seller, on Buyer’s behalf, shall contract with Servicer to, or if Seller is the Servicer, Seller shall, service the Mortgage Loans consistent with the degree of skill and care that Seller customarily requires with respect to similar Mortgage Loans owned or managed by it and in accordance with Accepted Servicing Practices. The Seller and Servicer shall (i) comply with all applicable Federal, State and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Mortgage Loans or any payment thereunder. Buyer may terminate the servicing of any Mortgage Loan with the then existing Servicer in accordance with Section 12.e hereof.

b.           Seller shall and shall cause the Servicer to hold or cause to be held all escrow funds collected by Seller and Servicer with respect to any Purchased Mortgage Loans in trust accounts and shall apply the same for the purposes for which such funds were collected.

c.           Seller shall and shall cause the Servicer to deposit all collections received by Servicer on the Purchased Mortgage Loans in the account set forth in Section 9 upon an Event of Default.

d.           In the event there is a third party Servicer and upon Buyer’s request, Seller shall provide promptly to Buyer a Servicer Notice addressed to and agreed to by the Servicer of the related Purchased Mortgage Loans, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Mortgage Loans and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Mortgage Loans and any related Income with respect thereto.

e.           Upon the occurrence of an Event of Default hereunder or a material default under the Servicing Agreement, Buyer shall have the right to immediately terminate the Servicer’s right to service the Purchased Mortgage Loans under the Servicing Agreement without payment of any penalty or termination fee. Seller and the Servicer shall cooperate in transferring the servicing of the Purchased Mortgage Loans to a successor servicer appointed by Buyer in its sole discretion.

f.            If Seller should discover that, for any reason whatsoever, Seller or any entity responsible to Seller for managing or servicing any such Purchased Mortgage Loan has failed to perform fully Seller’s obligations under the Program Agreements or any of the obligations of such entities with respect to the Purchased Mortgage Loans, Seller shall promptly notify Buyer.

g.           For the avoidance of doubt, the Seller retains no economic rights to the servicing of the Purchased Mortgage Loans other than the Seller’s rights under the Servicing Agreement. As such, the Seller expressly acknowledges that the Purchased Mortgage Loans are sold to Buyer on a “servicing released” basis with such servicing retained by the Servicer.

13.         Representations and Warranties

a.           Each of Seller and Guarantor represents and warrants to Buyer as of the date hereof and as of each Purchase Date for any Transaction that:

(1)         Seller and Guarantor Existence. Seller has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware. Guarantor has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)         Licenses. Seller is duly licensed or Seller is otherwise qualified and Guarantor is qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect and is not in default of such state’s applicable laws, rules and regulations. Seller has the requisite power and authority and legal right to originate and purchase Mortgage Loans (as applicable) and to own, sell and grant a lien on all of its right, title and interest in and to the Mortgage Loans, and to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, each Program Agreement and any Transaction Request.

(3)         Power. Each of Seller and Guarantor has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect.

(4)         Due Authorization. Each of Seller and Guarantor has all necessary corporate or other power, authority and legal right to execute, deliver and perform its obligations under each of the Program Agreements to which it is a party. Each Program Agreement to which Seller is a party has been (or, in the case of Program Agreements not yet executed, will be) duly authorized, executed and delivered by Seller, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Seller in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity. Each Program Agreement to which Guarantor is a party has been (or, in the case of Program Agreements not yet executed, will be) duly authorized, executed and delivered by Guarantor, all requisite or other corporate action having been taken, and each is valid, binding and enforceable against Guarantor in accordance with its terms except as such enforcement may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(5)         Financial Statements. The Guarantor has heretofore furnished to Buyer a copy of (a) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the fiscal year of the Guarantor ended December 31, 2012 and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous year, with the opinion thereon of Grant Thornton and (b) its consolidated balance sheet and the consolidated balance sheets of its consolidated Subsidiaries for the quarterly fiscal periods of the Guarantor ended March 31, 2013, June 30, 2013 and September 30, 2013 and the related consolidated statements of income and retained earnings and of cash flows for the Guarantor and its consolidated Subsidiaries for such quarterly fiscal periods, setting forth in each case in comparative form the figures for the previous year. All such financial statements are complete and correct and fairly present, in all material respects, the consolidated financial condition of the Guarantor and its Subsidiaries and the consolidated results of their operations as at such dates and for such fiscal periods, all in accordance with GAAP (other than monthly financial statements solely with respect to footnotes, year-end adjustments and cash flow statements) applied on a consistent basis. Since December 31, 2012, there has been no material adverse change in the consolidated business, operations or financial condition of the Guarantor and its consolidated Subsidiaries taken as a whole from that set forth in said financial statements nor is Seller aware of any state of facts which (with notice or the lapse of time) would or could result in any such material adverse change. The Guarantor has, on the date of the statements delivered pursuant to this Section (the “Statement Date”) no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements.

(6)         Event of Default. There exists no Event of Default under Section 15.b hereof.

(7)         Solvency. Each of Seller and Guarantor is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. Neither Seller nor Guarantor intends to incur, nor does it believe that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. The amount of consideration being received by Seller upon the sale of the Purchased Mortgage Loans to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Mortgage Loans. Seller is not transferring any Purchased Mortgage Loans with any intent to hinder, delay or defraud any of its creditors.

(8)         No Conflicts. The execution, delivery and performance by each of Seller and Guarantor of each Program Agreement to which it is a party do not conflict with any term or provision of the formation documents or by-laws of Seller or Guarantor or any law, rule, regulation, order, judgment, writ, injunction or decree applicable to Seller or Guarantor of any court, regulatory body, administrative agency or governmental body having jurisdiction over Seller or Guarantor, which conflict would have a Material Adverse Effect and will not result in any violation of any such mortgage, instrument, agreement or obligation to which Seller or Guarantor is a party.

(9)         True and Complete Disclosure. All information, reports, exhibits, schedules, financial statements or certificates of Seller, Guarantor or any Affiliate thereof or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Seller, Guarantor or any Affiliate or officer thereof, and the negotiation, preparation, or delivery of the Program Agreements are true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All financial statements have been prepared in accordance with GAAP (other than monthly financial statements solely with respect to footnotes, year-end adjustments and cash flow statements).

(10)        Approvals. No consent, approval, authorization or order of, registration or filing with, or notice to any Governmental Authority or court is required under applicable law in connection with the execution, delivery and performance by Seller or Guarantor of each Program Agreement to which it is a party.

(11)        Litigation. There is no action, proceeding or investigation pending with respect to which either Seller or Guarantor has received service of process or, Seller’s or Guarantor’s knowledge threatened in writing against it before any court, administrative agency or other tribunal (A) asserting the invalidity of any Program Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated any Program Agreement, (C) making a claim individually in an amount greater than $250,000 or in an aggregate amount greater than $500,000, (D) making a claim for an unspecified amount of damages, (E) which requires filing with the Securities and Exchange Commission in accordance with the 1934 Act or any rules thereunder or (F) which might materially and adversely affect the validity of the Mortgage Loans or the performance by it of its obligations under, or the validity or enforceability of any Program Agreement.

(12)        Material Adverse Change. There has been no Material Adverse Effect since the date set forth in the most recent financial statements supplied to Buyer as determined by Buyer in its sole good faith discretion.

(13)        Ownership. Upon payment of the Purchase Price and the filing of the financing statement and delivery of the Mortgage Files to the Custodian and the Custodian’s receipt of the related Request for Certification, Buyer shall become the sole owner of the Purchased Mortgage Loans and related Repurchase Assets, free and clear of all liens and encumbrances.

(14)        Acquisition Guidelines. The Acquisition Guidelines provided to Buyer are the true and correct Acquisition Guidelines of the Seller.

(15)        Taxes. Seller, Guarantor and its Subsidiaries have timely filed all federal, state and other material tax returns that are required to be filed by them and have paid all taxes, except for any such taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller, Guarantor and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller or Guarantor, as applicable, adequate.

(16)        Investment Company. Neither Seller, Guarantor nor any of their Subsidiaries is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(17)        Chief Executive Office; Jurisdiction of Organization. On the Effective Date, Seller’s chief executive office, is, and has been, located at 540 Madison Avenue, 19th Floor, New York, New York 10022. On the Effective Date, Seller’s jurisdiction of organization is Delaware. Seller shall provide Buyer with thirty days advance notice of any change in Seller’s principal office or place of business, legal name or jurisdiction. Seller has no trade name. During the preceding five years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(18)        Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes and records relating to the Purchased Mortgage Loans and the related Repurchase Assets is its chief executive office.

(19)        Reserved.

(20)        ERISA. Each Plan to which Seller, Guarantor or its Subsidiaries make direct contributions, and, to the knowledge of Seller, each other Plan and each Multiemployer Plan, is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law.

(21)        Adverse Selection. Seller has not selected the Purchased Mortgage Loans in a manner so as to adversely affect Buyer’s interests.

(22)        Agreements. Neither Seller nor any Subsidiary of Seller is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 13.a(5) hereof. Neither Seller nor any Subsidiary of Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default is reasonably likely to have a material adverse effect on the business, operations, properties, or financial condition of Seller as a whole. No holder of any indebtedness of Seller or of any of its Subsidiaries has given notice of any asserted default thereunder.

(23)        Other Indebtedness. All Indebtedness in excess of $25,000,000 (other than Indebtedness evidenced by this Agreement) of Seller existing on the date hereof is listed on Exhibit H hereto (the “Existing Indebtedness”).

(24)        Reserved.

(25)        No Reliance. Each of Seller and Guarantor has made its own independent decisions to enter into the Program Agreements to which it is a party and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Neither Seller nor Guarantor is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(26)        Plan Assets. Neither Seller nor Guarantor is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Mortgage Loans are not “plan assets” within the meaning of 29 CFR §2510.3 101 as amended by Section 3(42) of ERISA, in the Seller’s hands, and transactions by or with Seller or Guarantor are not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(27)        No Prohibited Persons. Neither the Seller nor Guarantor nor any of their Affiliates, officers, directors, partners or members, is an entity or person (or to the Seller’s or Guarantor’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(28)        Servicing. Seller has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Mortgage Loans and in accordance with Accepted Servicing Practices.

b.           With respect to every Purchased Mortgage Loan, each of Seller and Guarantor jointly and severally represents and warrants to Buyer as of the applicable Purchase Date for any Transaction and each date thereafter that each representation and warranty set forth on Schedule 1 is true and correct.

c.           The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Mortgage Loans to Buyer and shall continue for so long as the Purchased Mortgage Loans are subject to this Agreement. Upon discovery by Seller, Servicer or Buyer of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others. Buyer has the right to require, in its sole good faith discretion, Seller to repurchase within three (3) Business Days (other than a breach of clause (bbb) on Schedule 1, which shall be one (1) Business Day) after receipt of notice from Buyer any Purchased Mortgage Loan for which a breach of one or more of the representations and warranties referenced in Section 13.b exists and which breach has a material adverse effect on the value of such Mortgage Loan or the interests of Buyer.

14.         Covenants

Each of Seller and Guarantor covenants with Buyer that, during the term of this Agreement:

a.           Litigation. Seller and Guarantor, as applicable, will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened in writing or pending) or other legal or arbitrable proceedings affecting Seller, Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Program Agreements or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an amount greater than $250,000 or in an aggregate amount greater than $500,000, (iii) makes a claim for an unspecified amount of damages, or (iv) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect. Seller and Guarantor, as applicable, will promptly provide notice of any judgment, which with the passage of time, is reasonably likely to result in an Event of Default hereunder.

b.           Prohibition of Fundamental Changes. Seller shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that Seller may merge or consolidate with (a) any wholly owned subsidiary of Seller, or (b) any other Person if Seller is the surviving corporation; and provided further, that if after giving effect thereto, no Default would exist hereunder.

c.           Servicing. Seller shall not cause the Mortgage Loans to be serviced by any Servicer other than a Servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to Seller with the execution of this Agreement.

d.           Insurance. The Seller or Guarantor shall continue to maintain, for Seller and its Subsidiaries, Fidelity Insurance in an aggregate amount at least equal to $500,000. The Seller or Guarantor shall maintain, for Seller and its Subsidiaries, Fidelity Insurance in respect of its officers, employees and agents, with respect to any claims made in connection with all or any portion of the Repurchase Assets. The Seller or Guarantor shall notify the Buyer of any material change in the terms of any such Fidelity Insurance.

e.           No Adverse Claims. Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Mortgage Loans and the related Repurchase Assets against all adverse claims and demands.

f.            Assignment. Except as permitted herein, neither Seller nor any Servicer shall sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Agreements), any of the Purchased Mortgage Loans or any interest therein, provided that this Section shall not prevent any transfer of Purchased Mortgage Loans in accordance with the Program Agreements.

g.           Security Interest. Seller shall do all things necessary to preserve the Purchased Mortgage Loans and the related Repurchase Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Purchased Mortgage Loans or the related Repurchase Assets to comply with all applicable rules, regulations and other laws. Seller will not allow any default for which Seller is responsible to occur under any Purchased Mortgage Loans or the related Repurchase Assets or any Program Agreement and Seller shall fully perform or cause to be performed when due all of its obligations under any Purchased Mortgage Loans or the related Repurchase Assets and any Program Agreement.

h.           Records.

(1)         Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Mortgage Loans in accordance with industry custom and practice for assets similar to the Purchased Mortgage Loans, including those maintained pursuant to the preceding subparagraph, and all such Records shall be in Custodian’s possession unless Buyer otherwise approves. Except in accordance with the Custodial Agreement, Seller will not allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Mortgage Loan, in which event Seller will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. Seller or the Servicer of the Purchased Mortgage Loans will maintain all such Records not in the possession of Custodian in good and complete condition in accordance with industry practices for assets similar to the Purchased Mortgage Loans and preserve them against loss.

(2)         For so long as Buyer has an interest in or lien on any Purchased Mortgage Loan, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Buyer granted hereby.

(3)         Upon reasonable advance notice from Custodian or Buyer, during the course of normal business hours Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

i.            Books. Seller shall keep or cause to be kept in reasonable detail books and records of account of its assets and business and shall clearly reflect therein the transfer of Purchased Mortgage Loans to Buyer.

j.            Approvals. Seller shall maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Agreements, and Seller shall conduct its business strictly in accordance with applicable law.

k.          Material Change in Business. Neither Seller nor Guarantor shall make any material change in the nature of its business as carried on at the date hereof.

l.            Acquisition Guidelines. Without the prior written consent of Buyer, Seller shall not materially amend or otherwise modify the Acquisition Guidelines. Without limiting the foregoing, in the event that Seller makes any material amendment or modification to the Acquisition Guidelines, Seller shall promptly deliver to Buyer a complete copy of the amended or modified Acquisition Guidelines.

m.         Distributions. Guarantor shall not pay any dividends greater than its Net Income in any given calendar year, other than in accordance with regulations governing REITs. If a Default or an Event of Default has occurred and is continuing, neither Seller nor Guarantor shall pay any dividends with respect to any capital stock or other equity interests in such entity, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller or Guarantor.

n.           Applicable Law. Seller and Guarantor shall comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority.

o.           Existence. Seller and the Guarantor shall preserve and maintain their legal existence and all of their material rights, privileges, licenses and franchises.

p.           Chief Executive Office; Jurisdiction of Organization. Seller shall not move its chief executive office from the address referred to in Section 13.a(17) or change its jurisdiction of organization from the jurisdiction referred to in Section 13.a(17) unless it shall have provided Buyer 30 days’ prior written notice of such change.

q.           Taxes. (i) Seller and Guarantor shall timely file all U.S. federal, state and other material tax returns that are required to be filed by them and shall timely pay and discharge all U.S. federal, state and other material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained and (ii) Guarantor will not incur or anticipate incurring (x) the tax imposed under Section 857(b)(5) of the Code as a result of Guarantor’s failure to meet the requirements of Sections 856(c)(2) or (3) of the Code, (y) the tax imposed under Section 857(b)(6) of the Code on the net income derived from prohibited transactions or (z) the 4% excise tax imposed under Section 4981 of the Code on the undistributed income of a real estate investment trust, in each case in an amount in excess of $1,000,000.

r.            Transactions with Affiliates. Seller will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under the Program Agreements, (b) in the ordinary course of Seller’s business and (c) upon fair and reasonable terms no less favorable to Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, or make a payment that is not otherwise permitted by this Section to any Affiliate.

s.           Guarantees. Seller shall not create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in Seller’s financial statements or notes thereto or (ii) to the extent the aggregate Guarantees of Seller do not exceed $100,000.

t.            Indebtedness. Seller shall not incur any additional material Indebtedness, including without limitation, any Indebtedness relating to any mortgage servicing rights or corporate or servicing advances, (other than (i) the Existing Indebtedness in amounts not to exceed the amounts specified on Exhibit H hereto and (ii) usual and customary accounts payable for a mortgage company) without the prior written consent of Buyer.

u.           Hedging. Seller has entered into Interest Rate Protection Agreements with respect to the Purchased Mortgage Loans, having terms with respect to protection against fluctuations in interest rates acceptable to Buyer in its sole discretion.

v.           True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Seller, Guarantor, any Affiliate thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller and Guarantor are and will be true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by Seller to Buyer pursuant to this Agreement shall be prepared in accordance with U.S. GAAP, or, if applicable, to SEC filings, the appropriate SEC accounting regulations.

w.          Take-out Payments. With respect to each Committed Mortgage Loan, Seller shall arrange that all payments under the related Take-out Commitment shall be paid directly to Buyer at the account set forth in Section 9 hereof, or to an account approved by Buyer in writing prior to such payment.

x.          Plan Assets. Neither Seller nor Guarantor shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and the Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3 101, as amended by Section 3(42) of ERISA to engage in this Agreement or any Transaction hereunder. Transactions by or with Seller or Guarantor shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

y.          Sharing of Information. The Seller shall allow the Buyer to exchange information (subject to applicable law) related to the Seller and the Transaction hereunder with third party lenders and the Seller shall permit each third party lender to share such information with the Buyer.

z.          Quality Control. Seller shall maintain or shall cause a third-party to maintain an internal quality control program that verifies, on a regular basis, the existence and accuracy of all legal documents, credit documents, property appraisals, and underwriting decisions related to Mortgage Loans and shall provide a report on the results of such quality control program in the Officer’s Compliance Certificate provided pursuant to Section 17.b(3). Such program shall be capable of evaluating and monitoring the overall quality of Seller’s loan production and servicing activities. Such program shall (i) ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; (ii) guard against dishonest, fraudulent, or negligent acts; and (iii) guard against errors and omissions by officers, employees, or other authorized persons.

aa.         Financial Covenants. Guarantor shall at all times comply with all financial covenants and/or financial ratios set forth in Section 2 of the Pricing Side Letter.

15.         Events of Default

Each of the following shall constitute an “Event of Default” hereunder:

a.           Payment Failure. Failure of Seller to (i) make any payment of the Repurchase Price or any other sum (other than those described in clauses (ii) and (iii) below) which has become due and payable, on a Repurchase Date or otherwise, whether by acceleration or otherwise, under the terms of this Agreement, any other warehouse and security agreement or any other document evidencing or securing Indebtedness of Seller to Buyer or to any Affiliate of Buyer, (ii) cure any Margin Deficit when due pursuant to Section 6 hereof, or (iii) make any payment of Price Differential on a Price Differential Payment Date and such failure continues for more than two (2) Business Days.

b.           Cross Default. Seller, Guarantor or any of their Affiliates shall be in default under (i) any Indebtedness, in the aggregate, in excess of $1,000,000 of Seller or $5,000,000 of Guarantor or of such Affiliate, in each case, which default after giving effect to any applicable notice requirements or grace period (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other contract or contracts, in the aggregate in excess of $1,000,000 to which Seller, Guarantor or such Affiliate is a party which default after giving effect to any applicable notice requirements or grace period (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary of such contract.

c.           Assignment. Assignment or attempted assignment by Seller or Guarantor of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by Seller of any security interest, lien or other encumbrances on any Purchased Mortgage Loans to any person other than Buyer.

d.           Insolvency. An Act of Insolvency shall have occurred with respect to Seller, Guarantor or any Affiliate.

e.           Material Adverse Change. The occurrence of a Material Adverse Effect.

f.            Breach of Financial Representation or Covenant or Obligation. A breach by Seller or Guarantor of any of the representations, warranties or covenants or obligations set forth in Sections 13.a(1), 13.a(7), 13.a(12), 13.a(23), 14.b, 14.m, 14.o, 14.s, 14.t, 14.w, 14.w, 14.aa or 14.bb of this Agreement.

g.           Breach of Financial Reporting. The failure of Guarantor to deliver (i) the financial statements required pursuant to Section 17.b(1) or 17.b17.b(1) hereof within two (2) Business Days of Buyer’s notice to Guarantor of the failure thereof or (ii) an oral estimate of Guarantor’s shareholder equity within one (1) Business Day of Buyer’s request thereof.

h.           Breach of Non-Financial Representation or Covenant. A breach by Seller or Guarantor of any other material representation, warranty or covenant set forth in this Agreement (and not otherwise specified in Section 15.f or 15.g above), if such breach is not cured within five (5) Business Days of Seller’s or Guarantor’s knowledge thereof (other than the representations and warranties set forth in Schedule 1, which shall be considered solely for the purpose of determining the Asset Value, the existence of a Margin Deficit and the obligation to repurchase such Mortgage Loan unless such party shall have made any such representations and warranties with knowledge that they were materially false or misleading at the time made, then such breach shall constitute an immediate Event of Default and Seller shall have no cure right hereunder).

i.            Change of Control. The occurrence of a Change in Control.

j.            Failure to Transfer. Seller fails to transfer the Purchased Mortgage Loans to Buyer on the applicable Purchase Date (provided Buyer has tendered the related Purchase Price).

k.           Judgment. A final judgment or judgments for the payment of money in excess of $500,000 in the aggregate shall be rendered against the Seller or any of its Affiliates by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof.

l.            Government Action. Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller, Guarantor or any Affiliate thereof, or shall have taken any action to displace the management of Seller, Guarantor or any Affiliate thereof or to curtail its authority in the conduct of the business of Seller, Guarantor or any Affiliate thereof, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller, Guarantor or Affiliate as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and such action provided for in this Section 15.l shall not have been discontinued or stayed within five (5) Business Days.

m.           Inability to Perform. An officer of Seller or Guarantor shall admit in writing its inability to, or its intention not to, perform any of Seller’s Obligations hereunder or Guarantor’s obligations hereunder or under the Guaranty.

n.           Security Interest. This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Mortgage Loans or other Repurchase Assets purported to be covered hereby.

o.           Financial Statements. Seller’s or Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller or Guarantor as a “going concern” or a reference of similar import.

p.           Guarantor Breach. A breach by Guarantor of any material representation, warranty or covenant set forth in the Guaranty or any other Program Agreement, any “event of default” by Guarantor under the Guaranty, any repudiation of the Guaranty by the Guarantor, or if the Guaranty is not enforceable against the Guarantor.

q.           Servicer Default. There is a breach by a Servicer of the applicable Servicing Agreement and Seller has not appointed a successor servicer reasonably acceptable to Buyer within thirty (30) days.

r.            Shareholder Equity Notification Trigger. Guarantor fails to notify Buyer as soon as practicable, and in any event within one (1) Business Day following the relevant date of determination, of a Shareholder Equity Notification Trigger.

s.           Failure to Maintain Status as a REIT. Guarantor shall fail to maintain its status as a REIT.

t.            Investment Manager. The Investment Manager shall cease to act at any time as the investment manager of Guarantor in the same or similar capacity as it does as of the date of this Agreement.

An Event of Default shall be deemed to be continuing unless expressly waived by Buyer in writing.

16.         Remedies Upon Default

In the event that an Event of Default shall have occurred:

a.           Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency of Seller or any Affiliate), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Buyer shall (except upon the occurrence of an Act of Insolvency) give notice to Seller and Guarantor of the exercise of such option as promptly as practicable.

b.           If Buyer exercises or is deemed to have exercised the option referred to in subparagraph (a) of this Section, (i) Seller’s obligations in such Transactions to repurchase all Purchased Mortgage Loans, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subparagraph (a) of this Section, shall thereupon become immediately due and payable, (ii) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied, in Buyer’s sole discretion, to the aggregate unpaid Repurchase Prices for all outstanding Transactions and any other amounts owing by Seller hereunder, and (iii) Seller shall immediately deliver to Buyer the Mortgage Files relating to any Purchased Mortgage Loans subject to such Transactions then in Seller’s possession or control.

c.           Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all Records and files of Seller relating to the Purchased Mortgage Loans and all documents relating to the Purchased Mortgage Loans (including, without limitation, any legal, credit or servicing files with respect to the Purchased Mortgage Loans) which are then or may thereafter come in to the possession of Seller or any third party acting for Seller. To obtain physical possession of any Purchased Mortgage Loans held by Custodian, Buyer shall present to Custodian a Trust Receipt. Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for Seller’s failure to perform its obligations under this Agreement, Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

d.           Buyer shall have the right to direct all servicers then servicing any Purchased Mortgage Loans to remit all collections thereon to Buyer, and if any such payments are received by Seller, Seller shall not commingle the amounts received with other funds of Seller and shall promptly pay them over to Buyer. Buyer shall also have the right to terminate any one or all of the servicers then servicing any Purchased Mortgage Loans with or without cause. In addition, Buyer shall have the right to immediately sell the Purchased Mortgage Loans and liquidate all Repurchase Assets. Such disposition of Purchased Mortgage Loans may be, at Buyer’s option, on either a servicing-released or a servicing-retained basis. Buyer shall not be required to give any warranties as to the Purchased Mortgage Loans with respect to any such disposition thereof. Buyer may specifically disclaim or modify any warranties of title or the like relating to the Purchased Mortgage Loans. The foregoing procedure for disposition of the Purchased Mortgage Loans and liquidation of the Repurchase Assets shall not be considered to adversely affect the commercial reasonableness of any sale thereof. Seller agrees that it would not be commercially unreasonable for Buyer to dispose of the Purchased Mortgage Loans or the Repurchase Assets or any portion thereof by using Internet sites that provide for the auction of assets similar to the Purchased Mortgage Loans or the Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Buyer shall be entitled to place the Purchased Mortgage Loans in a pool for issuance of mortgage-backed securities at the then -prevailing price for such securities and to sell such securities for such prevailing price in the open market. Buyer shall also be entitled to sell any or all of such Mortgage Loans individually for the prevailing price. Buyer shall also be entitled, in its sole discretion to elect, in lieu of selling all or a portion of such Purchased Mortgage Loans, to give the Seller credit for such Purchased Mortgage Loans and the Repurchase Assets in an amount equal to the Market Value of the Purchased Mortgage Loans against the aggregate unpaid Repurchase Price and any other amounts owing by the Seller hereunder.

e.           Upon the happening of one or more Events of Default, Buyer may apply any proceeds from the liquidation or foreclosure of the Purchased Mortgage Loans and Repurchase Assets to the Repurchase Prices hereunder and all other Obligations in the manner Buyer deems appropriate in its sole discretion.

f.            Seller shall be liable to Buyer for (i) the amount of all out-of-pocket reasonable legal or other expenses incurred, including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel incurred in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

g.           To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller under this Section 16.g shall accrue at a rate equal to the Post-Default Rate.

h.           Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law.

i.            Buyer may exercise one or more of the remedies available to Buyer immediately upon the occurrence of an Event of Default and, except to the extent provided in subsections (a) and (d) of this Section, at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

j.            Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

k.          Buyer shall have the right to perform reasonable due diligence with respect to Seller and the Mortgage Loans, which review shall be at the expense of Seller.

17.         Reports

a.           Default Notices. Seller and Guarantor shall each furnish to Buyer (i) promptly, copies of any material and adverse notices (including, without limitation, notices of defaults, termination events, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Seller or Guarantor hereunder which is given to Seller’s or Guarantor’s lenders and (ii) promptly, notice of the occurrence of any (A) Event of Default hereunder, (B) default or breach by Seller or Servicer or Guarantor of any obligation under any Program Agreement or any material contract or agreement of Seller or Servicer or Guarantor or (C) event or circumstance that such party reasonably expects has resulted in, or will, with the passage of time, result in, a Material Adverse Effect, an Event of Default or such a default or breach by such party.

b.             Financial Notices. Seller and Guarantor shall each furnish to Buyer:

(1)         as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, the unaudited consolidated balance sheets of Seller and Guarantor and its consolidated Subsidiaries as of the end of such period and the related unaudited consolidated statements of income and retained earnings and of cash flows for the Seller and Guarantor and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, accompanied by a certificate of a Responsible Officer of Seller and Guarantor, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of Seller and Guarantor and its consolidated Subsidiaries in accordance with GAAP (other than solely with respect to footnotes, year-end adjustments and cash flow statements) consistently applied, as at the end of, and for, such period;

(2)         as soon as available and in any event within ninety (90) days after the end of each fiscal year of Seller and Guarantor, the consolidated balance sheets of Seller and Guarantor and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for the Seller and Guarantor and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion and the scope of audit shall be acceptable to Buyer in its sole discretion, shall have no “going concern” qualification and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Seller and Guarantor and its respective consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

(3)         at the time the Seller and Guarantor furnishes each set of financial statements pursuant to Section 17.b(1) or (1) above, an Officer’s Compliance Certificate of a Responsible Officer of Seller and Guarantor in the form attached as Exhibit A to the Pricing Side Letter;

(4)         reserved;

(5)         as soon as available and in any event within thirty (30) days of receipt thereof;

(a)          if applicable, copies of any 10-Ks, 10-Qs, registration statements and other “corporate finance” SEC filings by Seller and Guarantor, within 5 Business Days of their filing with the SEC; provided, that, Seller and Guarantor or any Affiliate will provide Buyer with a copy of the annual 10-K filed with the SEC by Seller and Guarantor or its Affiliates, no later than 90 days after the end of the year;

(b)          copies of relevant portions of all final written Governmental Authority and investor audits, examinations, evaluations, monitoring reviews and reports of its operations (including those prepared on a contract basis) which provide for or relate to (i) material corrective action required, (ii) material sanctions proposed, imposed or required, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal, or (iii) “report cards,” “grades” or other classifications of the quality of Seller’s and Guarantor’s operations;

(c)          such other information regarding the financial condition, operations, or business of the Seller and Guarantor as Buyer may reasonably request; and

(d)          the particulars of any ERISA Event in reasonable detail.

(6)         Seller shall provide the market value analysis for the valuation of its mortgage servicing rights as determined (i) internally for each monthly fiscal period and (ii) by a Third Party Evaluator for each quarterly fiscal period to the extent received, in all instances as set forth in the Officer’s Compliance Certificate delivered pursuant to Section 17.b (3);

(7)         Seller shall provide Buyer, as part of the Officer’s Certificate delivered pursuant to Section 17.b(3) above, a list of all actions, notices, proceedings or investigations pending with respect to which Seller has received service of process or other form of notice or, to the best of Seller’s knowledge, threatened against it, before any court, administrative or governmental agency or other regulatory body or tribunal as of such date with such information provided as noted in the applicable Schedule to Exhibit A of the Pricing Side Letter.

c.             Notices of Certain Events. As soon as possible and in any event within five (5) Business Days of knowledge thereof, Seller shall furnish to Buyer notice of the following events:

(1)         a change in the insurance coverage required of Seller, with a copy of evidence of same attached;

(2)         any material dispute, litigation, investigation, proceeding or suspension between Seller, on the one hand, and any Governmental Authority or any Person;

(3)         any material change in accounting policies or financial reporting practices of Seller;

(4)         with respect to any Purchased Mortgage Loan, that the underlying Mortgaged Property has been damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect materially and adversely the value of such Mortgaged Loan;

(5)         any material issues raised in writing upon examination of Seller or Seller’s facilities, operations, servicing, origination or correspondent activities by any Governmental Authority;

(6)         any material change in the Indebtedness of the Seller, including, without limitation, any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto;

(7)         any default related to any Repurchase Asset or any lien or security interest (other than security interests created hereby or by the other Program Agreements) on, or claim asserted against, any of the Purchased Mortgage Loans;

(8)         any other event, circumstance or condition that has resulted, or has a possibility of resulting, in a Material Adverse Effect with respect to Seller; and

(9)         the occurrence of any material employment dispute and a description of the strategy for resolving it that has a likelihood of resulting in a Material Adverse Effect.

d.             Portfolio Performance Data. On the first Reporting Date of each calendar month, Seller will furnish to Buyer (i) in the event the Mortgage Loans are serviced on a “retained” basis, an electronic Mortgage Loan performance data, including, without limitation, delinquency reports and volume information, broken down by product (i.e., delinquency, foreclosure and net charge-off reports) and (ii) electronically, in a format mutually acceptable to Buyer and Seller, servicing information, including, without limitation, those fields reasonably requested by Buyer from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Purchased Mortgage Loans serviced by Seller for the month (or any portion thereof) prior to the Reporting Date. In addition to the foregoing information on each Reporting Date, Seller will furnish to Buyer such information upon (i) the occurrence and continuation of an Event of Default and (ii) upon any Purchased Mortgage Loan becoming an Aged Loan.

e.             Other Reports. Seller shall deliver to Buyer any other reports or information reasonably requested by Buyer or as otherwise required pursuant to this Agreement or as set forth in the Officer’s Compliance Certificate delivered pursuant to Section 17.b(3) above.

18.         Repurchase Transactions

Prior to the occurrence of an Event of Default, Buyer may, in its sole election, engage in repurchase transactions with the Purchased Mortgage Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Mortgage Loans to a Buyer Affiliate. On or after the occurrence and continuance of an Event of Default, Buyer may, in its sole election, engage in repurchase transactions with the Purchased Mortgage Loans or otherwise pledge, hypothecate, assign, transfer or otherwise convey the Purchased Mortgage Loans to any Person without limitation. Unless an Event of Default shall have occurred, no such transaction shall relieve Buyer of its obligations to transfer Purchased Mortgage Loans to Seller pursuant to Section 4 hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 7 hereof. In the event Buyer engages in a repurchase transaction with any of the Purchased Mortgage Loans or otherwise pledges or hypothecates any of the Purchased Mortgage Loans pursuant to this Section 18, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Mortgage Loans that are subject to such repurchase transaction.

19.         Single Agreement

Buyer and Seller acknowledge they have and will enter into each Transaction hereunder, in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that each of them shall be entitled to set-off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (iii) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

20.         Notices and Other Communications

Any and all notices (with the exception of Transaction Requests or Purchase Confirmations, which shall be delivered via electronic mail or other electronic medium agreed to by the Buyer and the Seller), statements, demands or other communications hereunder may be given by a party to the other by mail, email, facsimile, messenger or otherwise to the address specified below, or so sent to such party at any other place specified in a written notice of change of address hereafter received by the other. Except for margin calls pursuant to Section 6 hereof which must be made in writing, all notices, demands and requests hereunder may be made orally, to be confirmed promptly in writing, or by other communication as specified in the preceding sentence. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

If to Seller:

Five Oaks Acquisition Corp.
540 Madison Avenue, 19th Floor
New York, New York 10022
Attention: Darren Comisso
Phone Number: 212-257-5072
E-mail: ops@oakcirclecapital.com

If to the Guarantor:

Five Oaks Investment Corp.
540 Madison Avenue, 19th Floor
New York, New York 10022
Attention: Darren Comisso
Phone Number: 212-257-5072
E-mail: ops@oakcirclecapital.com

If to Buyer:

For Transaction Requests and Purchase Confirmations:

CSFBMC LLC
c/o Credit Suisse Securities (USA) LLC
One Madison Avenue, 2nd floor
New York, New York 10010
Attention: Christopher Bergs, Resi Mortgage Warehouse Ops
Phone: 212-538-5087
E-mail: christopher.bergs@credit-suisse.com

with a copy to:

Credit Suisse First Boston Mortgage Capital LLC
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue, 4th Floor
New York, NY 10010
Attention: Bruce Kaiserman
E-mail: bruce.kaiserman@credit-suisse.com

For all other Notices:

Credit Suisse First Boston Mortgage Capital LLC
c/o Credit Suisse Securities (USA) LLC
Eleven Madison Avenue, 4th Floor
Attention: Margaret Dellafera
New York, New York 10010
Phone Number: 212-325-6471
Fax Number: 212-743-4810
E-mail: margaret.dellafera@credit-suisse.com

with a copy to:

Credit Suisse First Boston Mortgage Capital LLC
c/o Credit Suisse Securities (USA) LLC
One Madison Avenue, 9th Floor
New York, NY 10010
Attention: Legal Department—RMBS Warehouse Lending
Fax Number: (212) 322-2376

21.         Entire Agreement; Severability

This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

22.         Non assignability

The Program Agreements are not assignable by Seller or Guarantor. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Program Agreements; provided, however that Buyer will not assign any or all of its rights and obligations under this Agreement and the Program Agreements to an individual; provided further that Buyer shall maintain as agent of Seller, for review by Seller upon written request, a register of assignees and a copy of an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. Upon such assignment, (a) such assignee shall be a party hereto and to each Program Agreement to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it to either (i) an Affiliate of Buyer which assumes the obligations of Buyer or (ii) another Person approved by Seller (such approval not to be unreasonably withheld) which assumes the obligations of Buyer, be released from its obligations hereunder and under the Program Agreements. Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may distribute to any prospective assignee any document or other information delivered to Buyer by Seller.

23.         Set-off

In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Seller or Guarantor, any such notice being expressly waived by the Seller and Guarantor to the extent permitted by applicable law to set-off and appropriate and apply against any Obligation from Seller or Guarantor to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from the Buyer or any Affiliate thereof to or for the credit or the account of the Seller or Guarantor. The Buyer agrees promptly to notify the Seller or Guarantor after any such set off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

24.         Binding Effect; Governing Law; Jurisdiction

a.           This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Seller acknowledges that the obligations of Buyer hereunder or otherwise are not the subject of any guaranty by, or recourse to, any direct or indirect parent or other Affiliate of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

b.           SELLER AND GUARANTOR HEREBY WAIVE TRIAL BY JURY. SELLER AND GUARANTOR HEREBY IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS IN ANY ACTION OR PROCEEDING. SELLER AND GUARANTOR HEREBY SUBMIT TO, AND WAIVE ANY OBJECTION THEY MAY HAVE TO, EXCLUSIVE PERSONAL JURISDICTION AND VENUE IN THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, WITH RESPECT TO ANY DISPUTES ARISING OUT OF OR RELATING TO THE PROGRAM AGREEMENTS.

25.         No Waivers, Etc.

No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 6.a, 16.a or otherwise, will not constitute a waiver of any right to do so at a later date.

26.         Intent

a.           The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in Title 11 of the United States Code, and that the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code. Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

b.           Buyer’s right to liquidate the Purchased Mortgage Loans delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 555, 559 and 561; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).

c.           The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

d.           It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

e.           This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and Section 559 under the Bankruptcy Code.

f.            Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.

27.         Disclosure Relating to Certain Federal Protections

The parties acknowledge that they have been advised that:

a.           in the case of Transactions in which one of the parties is a broker or dealer registered with the SEC under Section 15 of the 1934 Act, the Securities Investor Protection Corporation has taken the position that the provisions of the SIPA do not protect the other party with respect to any Transaction hereunder;

b.           in the case of Transactions in which one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

c.           in the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

28.         Power of Attorney

Seller hereby authorizes Buyer to file such financing statement relating to the Repurchase Assets without Seller’s signature thereon as Buyer, at its option, may deem appropriate. Seller hereby appoints Buyer as Seller’s agent and attorney-in-fact to execute any such financing statement in Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and to protect, preserve and realize upon the Repurchase Assets, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing, and sign assignments on behalf of Seller as its agent and attorney-in-fact. This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Default hereunder. Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 28. In addition the foregoing, the Seller agrees to execute a Power of Attorney, in the form of Exhibit D hereto, to be delivered on the date hereof.

29.         Buyer May Act Through Affiliates

Buyer may, from time to time, designate one or more Affiliates for the purpose of performing any action hereunder.

30.         Indemnification; Obligations

a.           Each of Seller and Guarantor agrees to hold Buyer and each of its respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, out-of-pocket reasonable fees and expenses of counsel incurred) of any kind which may be imposed on, incurred by, or asserted against any Indemnified Party relating to or arising out of this Agreement, any Transaction Request, Purchase Confirmation, any Program Agreement or any transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party’s gross negligence or willful misconduct. Each of Seller and Guarantor also agrees to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein, any Transaction Request, Purchase Confirmation and any Program Agreement, including, without limitation, the reasonable fees and disbursements of counsel. Seller’s and Guarantor’s agreements in this Section 30 shall survive the payment in full of the Repurchase Price and the expiration or termination of this Agreement. Each of Seller and Guarantor hereby acknowledges that its obligations hereunder are recourse obligations of Seller and the Guarantor and are not limited to recoveries each Indemnified Party may have with respect to the Purchased Mortgage Loans. Each party hereto also agrees not to assert any claim against any other party hereto or any of its Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

b.           Reserved.

c.           Without limiting the provisions of Section 30.a hereof, if Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of Seller by Buyer, in its sole discretion.

31.         Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

32.         Confidentiality

a.           This Agreement and its terms, provisions, supplements and amendments, and notices hereunder, are proprietary to Buyer and shall be held by Seller and Guarantor in strict confidence and shall not be disclosed to any third party without the written consent of Buyer except for (i) disclosure to Seller’s or Guarantor’s direct and indirect Affiliates and Subsidiaries, attorneys or accountants, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, or (ii) disclosure required by law, rule, regulation or order of a court or other regulatory body or (iii) without limiting the foregoing exceptions, any disclosure or filing of this Agreement or any other Program Agreement with the SEC or pursuant to any federal or state securities’ laws, provided that in the case of filing or disclosure pursuant to clause (iii), (A) Seller shall provide Buyer with prior written notice of such filing or disclosure and (B) with respect to filings of Program Agreements other than this Agreement, to the extent that the SEC shall require that they be filed, Seller and Buyer shall work in good faith to agree on pricing terms to redact (to the extent such redaction is not challenged by the SEC or other applicable Governmental Authority); provided that, notwithstanding the foregoing, Seller shall disclose such information as the SEC shall require. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Agreement, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that, Seller may not disclose any pricing terms (including, without limitation, the Pricing Rate, Non-Utilization Fee, Purchase Price Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the Buyer. All information required to be disclosed by Seller to Buyer pursuant to Section 4 of the Pricing Side Letter shall be used solely for the purpose of evaluating Buyer’s compliance with Section 4(i) of the Pricing Side Letter and shall be held by Buyer in strict confidence; provided that such information shall not be disclosed to any third party without the written consent of Seller except for (i) disclosure to Buyer’s direct and indirect Affiliates and Subsidiaries, employees, directors, agents, attorneys, accountants or other professional advisors, but only to the extent such disclosure is necessary and such parties agree to hold all information in strict confidence, (ii)  disclosure required by law, rule, regulation or order of a court or other regulatory body, (iii) any disclosures or filing required under SEC or state securities’ laws; (iv) disclosure in connection with the enforcement of any of the provisions of this Agreement; (v) to the extent to such Confidential Information is in the public domain other than due to a breach of this Section 32.

b.           Notwithstanding anything in this Agreement to the contrary, the Seller and Buyer shall comply with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Mortgage Loans and/or any applicable terms of this Agreement (the “Confidential Information”). The Seller and Buyer understand that the Confidential Information may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “Act”), and the Seller and Buyer agree to maintain such nonpublic personal information that it receives hereunder in accordance with the Act and other applicable federal and state privacy laws. The Seller shall implement such physical and other security measures as shall be necessary to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” and “consumers” (as those terms are defined in the Act) of Buyer or any Affiliate of Buyer which the Seller holds, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. The Seller represents and warrants that it has implemented appropriate measures to meet the objectives of Section 501(b) of the Act and of the applicable standards adopted pursuant thereto, as now or hereafter in effect. Upon request, the Seller will provide evidence reasonably satisfactory to allow Buyer to confirm that the providing party has satisfied its obligations as required under this Section. Without limitation, this may include Buyer’s review of audits, summaries of test results, and other equivalent evaluations of the Seller. The Seller shall notify Buyer immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Buyer or any Affiliate of Buyer provided directly to the Seller by Buyer or such Affiliate. The Buyer shall use good faith efforts to notify Seller immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of Seller or any Affiliate of Seller provided directly to the Buyer by Seller or such Affiliate.  Such party shall provide such notice to the other party by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

33.         Recording of Communications

Buyer, Seller and Guarantor shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions. Buyer, Seller and Guarantor consent to the admissibility of such tape recordings in any court, arbitration, or other proceedings. The parties agree that a duly authenticated transcript of such a tape recording shall be deemed to be a writing conclusively evidencing the parties’ agreement.

34.         Periodic Due Diligence Review

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Seller and the Mortgage Loans, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, for the purpose of performing quality control review of the Mortgage Loans or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, data, records, agreements, instruments or information relating to such Mortgage Loans (including, without limitation, quality control review) in the possession or under the control of Seller and/or the Custodian. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Mortgage Loans. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer in the Mortgage Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Mortgage Loans purchased in a Transaction, including, without limitation, ordering Broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller. Seller further agrees that Seller shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 34.

35.         Authorizations

Any of the persons whose signatures and titles appear on Schedule 2 are authorized, acting singly, to act for Seller or Buyer to the extent set forth therein, as the case may be, under this Agreement.

36.         Acknowledgement Of Anti-Predatory Lending Policies

Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loan.

37.         Documents Mutually Drafted

The Seller and the Buyer agree that this Agreement and each other Program Agreement prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

38.         General Interpretive Principles

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a.           the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

b.           accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

c.           references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

d.           a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

e.           the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

f.            the term “include” or “including” shall mean without limitation by reason of enumeration;

g.           all times specified herein or in any other Program Agreement (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

h.           all references herein or in any Program Agreement to “good faith” means good faith as defined in Section 1-201(19) of the UCC as in effect in the State of New York.

39.         Conflicts

In the event of any conflict between the terms of this Agreement and any other Program Agreement, the documents shall control in the following order of priority: first, the terms of the Pricing Side Letter shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Program Agreements shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

Credit Suisse First Boston Mortgage Capital LLC, as Buyer

By:
Name:
Title:

Five Oaks Acquisition Corp., as Seller

By:
Name:
Title:

Five Oaks Investment Corp., as Guarantor

By:
Name:
Title:

Signature Page to the Master Repurchase Agreement

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASED MORTGAGE LOANS

(a)          Payments Current. All payments required to be made up to the Purchase Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment required under the Mortgage Loan is 30 days or more delinquent nor has any payment under the Mortgage Loan been 30 days or more delinquent at any time since the origination of the Mortgage Loan and, if the Mortgage Loan is a Co-op Loan, no foreclosure action or private or public sale under the Uniform Commercial Code has ever to the knowledge of Seller, been threatened or commenced with respect to the Co-op Loan. The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note.

(b)          No Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Neither Seller nor the Qualified Originator from which Seller acquired the Mortgage Loan has advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest thereunder.

(c)          Original Terms Unmodified. The terms of the Mortgage Note (and the Proprietary Lease, the Assignment of Proprietary Lease and Stock Power with respect to each Co-op Loan) and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Custodian and the terms of which are reflected in the Custodial Mortgage Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required, and its terms are reflected on the Custodial Mortgage Loan Schedule. No Mortgagor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Custodial Mortgage Loan Schedule.

Schedule 1-1

(d)          No Defenses. The Mortgage Loan (and the Assignment of Proprietary Lease related to each Co-op Loan) is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor in respect of the Mortgage Loan was a debtor (i) in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated; (ii) in any proceeding under Chapter 7 of the Bankruptcy Code in the forty-eight (48) months since the most recent discharge or dismissal thereof; in any proceeding under Chapter 13 of the Bankruptcy Code in the twenty-four (24) months since the most recent discharge thereof or in the forty-eight (48) months since the most recent dismissal thereof or (iv) in more than one (1) state or Federal bankruptcy or insolvency proceeding in the sixty (60) months since the most recent discharge or dismissal thereof. Mortgagor did not previously own property that was the subject of a foreclosure during the time the Mortgagor was the owner of record in the sixty (60) months prior to origination of the related Mortgage Loan. Seller has no knowledge nor has it received any notice that any Mortgagor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding. Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent or materially adversely affect the value or marketability of the Mortgage Loan.

(e)          Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination consistent with the Acquisition Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Acquisition Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by Seller. All premiums on such insurance policy have been paid. The related Mortgage obligates the Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to seek reimbursement therefor from such Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

Schedule 1-2

(f)          Environmental Compliance. There does not exist on the Mortgaged Property any hazardous substances, hazardous wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, or other applicable federal, state or local environmental laws including, without limitation, asbestos, in each case in excess of the permitted limits and allowances set forth in such environmental laws to the extent such laws are applicable to the Mortgaged Property. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any applicable environmental law (including, without limitation, asbestos), rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property.

(g)          Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.

(h)          No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would affect any such release, cancellation, subordination or rescission. Seller has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Mortgagor.

(i)          Location and Type of Mortgaged Property. The Mortgaged Property is located in an Acceptable State as identified in the Custodial Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a low-rise Co-op Project, or an individual unit in a planned unit development or a de minimis planned unit development; provided, however, that any condominium unit, Co-op Unit or planned unit development shall conform to the Acquisition Guidelines and no residence or dwelling is a mobile home. No portion of the Mortgaged Property is used for commercial purposes; provided, that, the Mortgaged Property may be a mixed use property if such Mortgaged Property conforms to the Acquisition Guidelines.

Schedule 1-3

(j)          Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected with respect to each first lien Mortgage Loan, first priority lien and first priority security interest on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

a.           the lien of current real property taxes and assessments not yet due and payable;

b.           covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in Buyer’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal;

c.           other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to pledge and assign the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

(k)          Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Mortgagor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of any Person, including, without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.

Schedule 1-4

(l)          Full Disbursement of Proceeds. There is no further requirement for future advances under the Mortgage Loan, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage. All broker fees have been properly assessed to the Mortgagor and no claims will arise as to broker fees that are double charged and for which the Mortgagor would be entitled to reimbursement.

(m)          Ownership. Seller has full right to sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan (and with respect to any Co-op Loan, the sole owner of the related Assignment of Proprietary Lease) free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

(n)          Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

(o)          Title Insurance. The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to Buyer and each such title insurance policy is issued by a title insurer acceptable to Buyer and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage, as applicable, in the original principal amount of the Mortgage Loan, with respect to a Mortgage Loan, subject only to the exceptions contained in clauses (a), (b) and (c) of paragraph (j) of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

Schedule 1-5

(p)          No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration; and neither Seller nor any of its affiliates nor any of their respective predecessors, have waived any default, breach, violation or event which would permit acceleration; and with respect to each Co-op Loan, there is no default in complying with the terms of the Mortgage Note, the Assignment of Proprietary Lease and the Proprietary Lease and all maintenance charges and assessments (including assessments payable in the future installments, which previously became due and owing) have been paid, and Seller has the right under the terms of the Mortgage Note, Assignment of Proprietary Lease and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor.

(q)          No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(r)          Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation. All seller and/or builder concessions have been subtracted from the Appraised Value of the Mortgage Property for purposes of determining the LTV.

(s)          Origination; Payment Terms. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Principal and interest payments on the Mortgage Loan commenced no more than 60 days after funds were disbursed in connection with the Mortgage Loan. No Mortgage Loan has a balloon payment feature. The Mortgagor contributed at least five percent (5%) of the purchase price for the Mortgaged Property from their own funds. Interest on the Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months. With respect to adjustable rate Mortgage Loans, the Mortgage Interest Rate is adjusted on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap. The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and interest, which installments of interest with respect to adjustable rate Mortgage Loans, are subject to change on the Interest Rate Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization.

Schedule 1-6

(t)          Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption or other right available to the Mortgagor or any other person, or restriction on the Seller or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (y) the ability of the Seller, Buyer or any servicer or any successor servicer to sell the related Mortgaged Property at a trustee's sale or otherwise, or (z) the ability of the Seller, Buyer or any servicer or any successor servicer to foreclose on the related Mortgage. The Mortgage Note and Mortgage are on forms acceptable to Buyer.

(u)          Occupancy of the Mortgaged Property. As of the Purchase Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. With respect to any Mortgage Loan originated with an “owner-occupied” Mortgaged Property, the Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence.

(v)         No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (j) above.

(w)          Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Custodian or Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

Schedule 1-7

(x)          Transfer of Mortgage Loans. Except for Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located.

(y)          Due-On-Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(z)          No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(aa)         Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Buyer. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(bb)         No Condemnation Proceeding. There have not been any condemnation proceedings with respect to the Mortgaged Property and Seller has no knowledge of any such proceedings.

(cc)         Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Mortgage Loan and Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited.

Schedule 1-8

(dd)         Conversion to Fixed Interest Rate. Except as expressly approved in writing by Buyer, with respect to adjustable rate Mortgage Loans, the Mortgage Loan is not convertible to a fixed interest rate Mortgage Loan.

(ee)         Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, private mortgage insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or by any officer, director, or employee of Seller or any designee of Seller or any corporation in which Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

(ff)         Servicemembers Civil Relief Act. The Mortgagor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

(gg)         Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the funding of the Mortgage Loan by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or Freddie Mac and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. As of the origination date, no appraisal is more than one hundred and twenty (120) days old.

(hh)         Disclosure Materials. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and Seller maintains such statement in the Mortgage File.

(ii)         Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(jj)         No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of Seller, the related Mortgagor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.

Schedule 1-9

(kk)         Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(ll)         No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(mm)         Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan; provided, however, no such refinanced Mortgage Loan shall have been originated pursuant to a streamlined mortgage loan refinancing program.

(nn)         Origination Date. The Mortgage Loan was not originated prior to January 1, 2009.

(oo)         No Exception. The Custodian has not noted any material exceptions on a Custodial Mortgage Loan Schedule with respect to the Mortgage Loan which would materially adversely affect the Mortgage Loan or Buyer’s interest in the Mortgage Loan.

(pp)         Mortgage Submitted for Recordation. The Mortgage either has been or will promptly be submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located.

(qq)         Documents Genuine. Such Purchased Mortgage Loan and all accompanying collateral documents are complete and authentic and all signatures thereon are genuine. Such Purchased Mortgage Loan is a “closed” loan fully funded by Seller and held in Seller’s name.

(rr)         Bona Fide Loan. Such Purchased Mortgage Loan arose from a bona fide loan, complying with all applicable State and Federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim.

(ss)         Other Encumbrances. To the best of Seller’s knowledge, any property subject to any security interest given in connection with such Purchased Mortgage Loan is not subject to any other encumbrances other than a stated first mortgage, if applicable, and encumbrances which may be allowed under the Acquisition Guidelines.

(tt)         Description. Each Purchased Mortgage Loan conforms to the description thereof as set forth on the related Custodial Mortgage Loan Schedule delivered to the Custodian and Buyer.

Schedule 1-10

(uu)         Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Purchased Mortgage Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.

(vv)         Acquisition Guidelines. Each Purchased Mortgage Loan has been originated in accordance with the Acquisition Guidelines (including all supplements or amendments thereto) previously provided to Buyer.

(ww)         Aging. Such Purchased Mortgage Loan has not been subject to a Transaction hereunder for more than the applicable Aging Limit.

(xx)        Natural Persons. The Mortgagor in respect of such Mortgage Loan is a natural person.

(yy)         Committed Mortgage Loans. Each Committed Mortgage Loan is covered by a Take-out Commitment, does not exceed the availability under such Take-out Commitment (taking into consideration mortgage loans which have been purchased by the respective Take-out Investor under the Take-out Commitment and mortgage loan which Seller has identified to Buyer as covered by such Take-out Commitment) and conforms to the requirements and the specifications set forth in such Take-out Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Take-out Investor and is eligible for sale to and insurance or guaranty by, respectively the applicable Take-out Investor and applicable insurer. Each Take-out Commitment is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(zz)         Primary Mortgage Guaranty Insurance. Each Mortgage Loan is insured as to payment defaults by a policy of primary mortgage guaranty insurance in the amount required where applicable, and by an insurer approved, by the applicable Take-out Investor, if applicable, and all provisions of such primary mortgage guaranty insurance have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid.

(aaa)        Tax Service. The Mortgage Loan is covered by a life of loan, transferrable real estate tax service contract that may be assigned to Buyer.

(bbb)        Predatory Lending Regulations; High Cost Loans. No Mortgage Loan (i) is classified as High Cost Mortgage Loans (ii) is subject to any law, regulation or rule that (A) imposes liability on a mortgagee or a lender to a mortgagee for upkeep to a Mortgaged Property prior to completion of foreclosure thereon, or (B) imposes liability on a lender to a mortgagee for acts or omissions of the mortgagee or otherwise defines a mortgagee in a manner that would include a lender to a mortgagee.

(ccc)        Credit Score and Reporting. As of the Purchase Date, the Mortgagor’s credit score as listed on the Mortgage Loan Schedule is no more than ninety (90) days old. Full, complete and accurate information with respect to the Mortgagor’s credit file was furnished to Equifax, Experian and Trans Union Credit Information in accordance with the Fair Credit Reporting Act and its implementing regulations.

Schedule 1-11

(ddd)        Wet-Ink Mortgage Loans. With respect to each Mortgage Loan that is a Wet-Ink Mortgage Loan, the Settlement Agent has been instructed in writing by Seller to hold the related Mortgage Loan Documents as agent and bailee for Buyer or Buyer agent and to promptly forward such Mortgage Loan Documents in accordance with the provisions of the Custodial Agreement and the Escrow Instruction Letter.

(eee)        Mortgage Loan Schedule. The information set forth in the related Mortgage Loan Schedule and all other information or data furnished by, or on behalf of, Seller to Buyer is complete, true and correct in all material respects.

(fff)        Qualified Mortgage. Notwithstanding anything to the contrary set forth in this Agreement, on and after January 10, 2014 (or such later date as set forth in the relevant regulations), (i) prior to the origination of each Mortgage Loan, the originator made a reasonable and good faith determination that the Mortgagor had a reasonable ability to repay the loan according to its terms, in accordance with, at a minimum, the eight underwriting factors set forth in 12 CFR 1026.43(c) and (ii) each Mortgage Loan is a “Qualified Mortgage” as defined in 12 CFR 1026.43(e).

(ggg)        Reserved.

(hhh)        Co-op Loan: Valid First Lien. With respect to each Co-op Loan, the related Mortgage is a valid, enforceable and subsisting first security interest on the related cooperative shares securing the related cooperative note and lease, subject only to (a) liens of the cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the security interest. There are no liens against or security interests in the cooperative shares relating to each Co-op Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Co-op Loan), which have priority equal to or over Seller’s security interest in such Co-op Shares.

(iii)        Co-op Loan: Compliance with Law. With respect to each Co-op Loan, the related cooperative corporation that owns title to the related cooperative apartment building is a “cooperative housing corporation” within the meaning of Section 216 of the Internal Revenue Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged Property.

(jjj)        Co-op Loan: No Pledge. With respect to each Co-op Loan, there is no prohibition against pledging the shares of the cooperative corporation or assigning the Proprietary Lease. With respect to each Co-op Loan, (i) the term of the related Proprietary Lease is longer than the term of the Co-op Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Co-op Shares owned by such Mortgagor first to the Co-op Corporation, (iii) there is no prohibition in any Proprietary Lease against pledging the Co-op Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by Aztech Document Systems, Inc. as of the date hereof or includes provisions which are no less favorable to the lender than those contained in such agreement.

Schedule 1-12

(kkk)        Co-op Loan: Acceleration of Payment. With respect to each Co-op Loan, each Assignment of Proprietary Lease contains enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization of the material benefits of the security provided thereby. The Assignment of Proprietary Lease contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Note in the event the Co-op Unit is transferred or sold without the consent of the holder thereof.

Schedule 1-13

SCHEDULE 2

AUTHORIZED REPRESENTATIVES

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Authorized Representatives for execution of Program Agreements and amendments

Name	Title	Signature

David Akre

David Carroll

Darren Comisso

Authorized Representatives for execution of Transaction Requests and day-to-day operational functions

Name	Title	Signature

David Akre

David Carroll

Darren Comisso

Signature Page to the Master Repurchase Agreement

BUYER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below, including any other authorized officers, are authorized, acting singly, to act for Buyer under this Agreement:

Name	Title	Signature

Bruce Kaiserman

Margaret Dellafera

Adam Loskove

Signature Page to the Master Repurchase Agreement

EXHIBIT A

FORM OF PURCHASE CONFIRMATION

[Date]

[Name]

Attention:

Credit Suisse First Boston Mortgage Capital LLC (“CSFBMCL”) is pleased to confirm your sale and our purchase of the Mortgage Loans described below and on the attached Custodial Mortgage Loan Schedule pursuant to the Master Repurchase Agreement dated as of February 25, 2014 (as amended from time to time, the “Master Repurchase Agreement”) by and among Five Oaks Acquisition Corp., Five Oaks Investment Corp. and Credit Suisse First Boston Mortgage Capital LLC under the following terms and conditions:

Market Value:	$
Current Principal Amount of Mortgage Loans:	$
Aggregate Purchase Price:	$
Purchase Date:
Repurchase Date:
Pricing Rate:

ADDITIONAL INFORMATION:
Aggregate Purchase Price (date):	$
Less Previous Aggregate Purchase Price:	$
Less Price Differential due on (date):	$
Net funds due [CSFB]/[Name] on (date):	$

The Master Repurchase Agreement is incorporated by reference into this Transaction Confirmation, is made a part hereof as if it were fully set forth herein and is extended hereby until all amounts due in connection with this Transaction are paid in full.

A-1

All capitalized terms used herein but not defined herein shall have the meanings specified in the Master Repurchase Agreement.

CREDIT SUISSE FIRST BOSTON MORTGAGE
CAPITAL LLC

By:
Name:
Title:

[Name]

By:
Name:
Title:

A-2

EXHIBIT B

RESERVED

B-1

EXHIBIT C

RESERVED

C-1

EXHIBIT D

FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that Five Oaks Acquisition Corp. (“Seller”) hereby irrevocably constitutes and appoints Credit Suisse First Boston Mortgage Capital LLC (“Buyer”) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion:

(a)          in the name of Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets purchased by Buyer under the Master Repurchase Agreement (as amended, restated or modified) dated February 25, 2014 (the “Assets”) and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any other assets whenever payable;

(b)          to pay or discharge taxes and liens levied or placed on or threatened against the Assets;

(c)          (i) to direct any party liable for any payment under any Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Assets or any proceeds thereof and to enforce any other right in respect of any Assets; (v) to defend any suit, action or proceeding brought against Seller with respect to any Assets; (vi) to settle, compromise or adjust any suit, action or proceeding described in clause (v) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (vi) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Assets and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Seller might do;

(d)          for the purpose of carrying out the transfer of servicing with respect to the Assets from Seller to a successor servicer appointed by Buyer in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing, and, without limiting the generality of the foregoing, Seller hereby gives Buyer the power and right, on behalf of Seller, without assent by Seller, to, in the name of Seller or its own name, or otherwise, prepare and send or cause to be sent “good-bye” letters to all mortgagors under the Assets, transferring the servicing of the Assets to a successor servicer appointed by Buyer in its sole discretion;

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(e)          for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, those required by law.

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Buyer, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Assets.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND BUYER ON ITS OWN BEHALF AND ON BEHALF OF BUYER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES FOLLOW.]

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IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed and Seller’s seal to be affixed this ______ day of ____________, 2014.

FIVE OAKS ACQUISITION CORP.

By:
Name:
Title:

Signature Page to Power of Attorney

STATE OF	)
	)	ss.:
COUNTY OF	)

On the ______ day of ____________, 201__ before me, a Notary Public in and for said State, personally appeared ________________________________, known to me to be _____________________________________ of Five Oaks Acquisition Corp., the institution that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires ________________________________

Signature Page to Power of Attorney

EXHIBIT E

FORM OF OPINION OF SELLER’S COUNSEL

_________, ____

Credit Suisse First Boston Mortgage Capital LLC
Eleven Madison Avenue
New York, New York 10010

Ladies and Gentlemen:

We have acted as counsel to Five Oaks Acquisition Corp. (“Seller”) and Five Oaks Investment Corp. (“Guarantor”) in connection with the sale and repurchase by Seller of certain loans (the “Mortgage Loans”) purchased from time to time (each such date, a “Purchase Date”) by Credit Suisse First Boston Mortgage Capital LLC (“Buyer”) pursuant to a Master Repurchase Agreement, dated as of February 25, 2014, among Seller, Guarantor and Buyer (the “Master Repurchase Agreement”) and Guarantor’s guarantee of Seller’s obligations under the Master Repurchase Agreement pursuant to the Guaranty dated as of February 25, 2014 (the “Guaranty”). Capitalized terms used but not defined herein shall have the meanings set forth in the Master Repurchase Agreement.

We have acted as counsel to Seller and Guarantor in connection with the preparation, execution and delivery of, and the initial purchase of Mortgage Loans made under, the Master Repurchase Agreement and the Guaranty.

In connection with rendering this opinion, we have examined such documents as we have deemed necessary or advisable, including the following documents:

a.           The Program Agreements;

b.           The organizational documents of Seller and the Guarantor;

c.           The certified Consents of the Officer of Seller and the Guarantor relating to the transactions provided for in the Program Agreements;

d.           A copy of a UCC-1 financing statement describing the Repurchase Assets naming Seller as debtor and Buyer as secured party, which will be filed under the Uniform Commercial Code as in effect in the State of ___________ with the office of the [Secretary of the State] of _________ (the “Filing Office”) on or about ________ __, 20__ (the “Financing Statement”);

e.           The reports attached hereto as Exhibit A (the “Search Reports”), which set forth the results of an examination conducted by [Federal Research Corporation] of all currently indexed UCC-1 financing statements naming Seller as debtor that are on file in the Filing Office;

f.            Good standing certificates, as of a recent date, for Seller and Guarantor from each of the States listed on Schedule 1 attached hereto; and

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g.           The certificates, letters and opinions required to be furnished by Seller, Guarantor and others in connection with the execution of the Program Agreements, and the additional certificates, letter and documents delivered by or on behalf of such parties concurrently herewith.

For purposes of the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based solely upon the foregoing, we are of the opinion that:

1.          Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own its properties and transact the business in which it is engaged. Seller is duly qualified as a foreign [[          ]] to transact business in, and is in good standing under, the laws of each state in which a mortgaged property is located or is otherwise exempt under applicable law from such qualification. The principal place of business of Seller is located at ___________.

2.          Guarantor is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the corporate power and authority to own its properties and transact the business in which it is engaged. Guarantor is duly qualified as a foreign corporation to transact business in, and is in good standing under, the laws of each state in which a mortgaged property is located or is otherwise exempt under applicable law from such qualification. The principal place of business of Guarantor is located at _______.

3.          Seller has the power to engage in the transactions contemplated by the Program Agreements, and has all requisite power, authority and legal right to execute and deliver the Program Agreements, to transfer and deliver the Repurchase Assets and to perform and observe the terms and conditions of the Program Agreements. Guarantor has the power, authority and legal right to issue and deliver the Guaranty and to perform and observe the terms and conditions thereof.

4.          The Program Agreements have been duly and validly authorized, executed and delivered by each of Seller and Guarantor, as applicable, and are valid, legal and binding agreements, enforceable against Seller and Guarantor in accordance with their respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, none of which will materially interfere with the realization of the benefits provided thereunder or with Buyer’s ownership of the Mortgage Loans.

5.          No consent, approval, authorization or order of, or notice, filing or registration with, any court or governmental agency or body is required for the execution, delivery and performance by either Seller or Guarantor of, or compliance by such entity with, the Program Agreements, or the transfer of the Repurchase Assets or the consummation of the transactions contemplated by the Program Agreements.

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6.          Neither the transfer or delivery of the Mortgage Loans, nor the consummation of any other of the transactions contemplated in the Program Agreements, nor the fulfillment of the terms of the Program Agreements will result in a breach of or constitutes or will constitute a default under (a) the charter or by-laws of either of Seller or Guarantor, or the terms of any material indenture or other agreement or instrument to which either Seller or Guarantor is a party or by which it is bound or to which it is subject, (b) any contractual or legal restriction contained in any indenture, mortgage, deed of trust, agreement, instrument or other similar document to which Seller is a party or by which it is bound or to which it is subject, or (c) any statute or order, rule, regulation, writ, injunction or decree of any court, governmental authority or regulatory body to which either Seller or Guarantor or any of its properties is subject or by which it is bound.

7.          There are no actions, suits, proceedings or investigations pending or, to the best of our knowledge, threatened against either Seller or Guarantor that, in our judgment, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of either Seller or Guarantor or in any material impairment of the right or ability of either Seller or Guarantor to carry on its business substantially as now conducted or in any material liability on the part of either Seller or Guarantor that would draw into question the validity of the Program Agreements, or of any action taken or to be taken in connection with the transactions contemplated thereby, or that would be likely to impair materially the ability of either Seller or Guarantor to perform under the terms of, the Program Agreements.

8.          The Repurchase Agreement is effective to create, in favor of the Buyer, a valid “security interest” as defined in Section 1-201(37) of the Uniform Commercial Code in all of the right, title and interest of the Seller in, to and under the Repurchase Assets, except that (a) such security interests will continue in Repurchase Assets after its sale, exchange or other disposition only to the extent provided in Section 9-315 of the Uniform Commercial Code, (b) the security interests in Repurchase Assets in which the Seller acquires rights after the commencement of a case under the Bankruptcy Code in respect of the Seller may be limited by Section 552 of the Bankruptcy Code.

9.          When the Mortgage Notes are delivered to the Custodian, endorsed in blank by a duly authorized officer of Seller, the security interest referred to in Section [8] above in the Mortgage Notes will constitute a fully perfected first-priority security interest in all right, title and interest of Seller therein.

10.         (a)          Upon the filing of Financing Statements with the Filing Office, the security interests referred to in Section [8] above will constitute a fully perfected security interest under the Uniform Commercial Code in all right, title and interest of Seller in, to and under such Repurchase Assets, to the extent that a security interest therein can be perfected by filing under the Uniform Commercial Code.

(b)          The UCC Search Report sets forth the proper filing offices and the proper debtors necessary to identify those Persons who have on file in the jurisdictions listed on Schedule 1 financing statements covering the Repurchase Assets as of the dates and times specified on Schedule 2. The UCC Search Report identifies no Person who has filed in any Filing Office a financing statement describing the Repurchase Assets prior to the effective dates of the UCC Search Report.

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11.         Neither Seller nor Guarantor is an “investment company”, or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Very truly yours,

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EXHIBIT F

Certificate of an Officer of the [Seller][Guarantor]

The undersigned, ____________ of [Five Oaks Acquisition Corp.][Five Oaks Investment Corp.], a [STATE] [corporation] (the “[Seller][Guarantor]”), hereby certifies as follows:

1.          Attached hereto as Exhibit A is a copy of the formation documents of the [Seller][Guarantor], as certified by the Secretary of State of the State of [STATE].

2.          Neither any amendment to the formation documents of the [Seller] [Guarantor] nor any other charter document with respect to the [Seller][Guarantor] has been filed, recorded or executed since _______ __, 201__, and no authorization for the filing, recording or execution of any such amendment or other charter document is outstanding.

3.          Attached hereto as Exhibit B is a true, correct and complete copy of the By-laws of the [Seller][Guarantor] as in effect as of the date hereof and at all times since ________, 201__.

4.          Attached hereto as Exhibit C is a true, correct and complete copy of resolutions adopted by the Board of Directors of the [Seller][Guarantor] by unanimous written consent on _________ __, 201_ (the “Resolutions”). The Resolutions have not been further amended, modified or rescinded and are in full force and effect in the form adopted, and they are the only resolutions adopted by the Board of Directors of the [Seller][Guarantor] or by any committee of or designated by such Board of Directors relating to the execution and delivery of, and performance of the transactions contemplated by the Master Repurchase Agreement dated as of February 25, 2014 (the “Repurchase Agreement”), between the Seller, the Guarantor and Credit Suisse First Boston Mortgage Capital LLC (the “Buyer”) and the Custodial Agreement dated as of February 25, 2014 among the Seller, the Buyer and Wells Fargo Bank, N.A., as custodian (the “Custodian”).

5.          The Repurchase Agreement and the [Custodial Agreement][Guarantee] are substantially in the form approved by the Resolutions or pursuant to authority duly granted by the Resolutions.

6.          The undersigned, as a officers of the [Seller][Guarantor] or as attorney-in-fact, are authorized to and have signed manually the Repurchase Agreement, the [Custodial Agreement][Guarantee] or any other document delivered in connection with the transactions contemplated thereby, were duly elected or appointed, were qualified and acting as such officer or attorney-in-fact at the respective times of the signing and delivery thereof, and were duly authorized to sign such document on behalf of the [Seller][Guarantor], and the signature of each such person appearing on any such document is the genuine signature of each such person.

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Name	Title	Signature

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of the _____ day of __________________, 201_.

[Five Oaks Acquisition Corp.][Five Oaks Investment Corp.], as [Seller][Guarantor]

By:
Name:
Title:

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Exhibit C to Officer’s Certificate of the [Seller][Guarantor]

CORPORATE RESOLUTIONS OF [SELLER][GUARANTOR]

Action of the Board of Directors
Without a Meeting Pursuant to
Section ______ of ________

The undersigned, being the directors of [Five Oaks Acquisition Corp.][Five Oaks Investment Corp.], a [STATE] [corporation] (the “[Seller][Guarantor]”), do hereby consent to the taking of the following action without a meeting and do hereby adopt the following resolutions by written consent pursuant to Section ____________ of ______________ of the State of __________:

WHEREAS, it is in the best interests of the Seller to transfer from time to time to Buyer Mortgage Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Mortgage Loans at a date certain or on demand, against the transfer of funds by Seller pursuant to the terms of the Repurchase Agreement (as defined below).

NOW, THEREFORE, be it

RESOLVED, that the execution, delivery and performance by the Seller of the Master Repurchase Agreement (the “Repurchase Agreement”) to be entered into by the Five Oaks Acquisition Corp., Five Oaks Investment Corp. (the “Guarantor”) and Credit Suisse First Boston Mortgage Capital LLC, as Buyer, substantially in the form of the draft dated February 25, 2014, attached hereto as Exhibit A, are hereby authorized and approved and that the [President] or any [Vice President] (collectively, the “Authorized Officers”) of the Seller be and each of them hereby is authorized and directed to execute and deliver the Repurchase Agreement to the Buyer with such changes as the officer executing the same shall approve, his execution and delivery thereof to be conclusive evidence of such approval;

RESOLVED, that the execution, delivery and performance by the Seller of the Custodial Agreement (the “Custodial Agreement”) to be entered into by the Seller, the Buyer and Wells Fargo Bank, N.A., as custodian (the “Custodian”) substantially in the form of the draft dated February 25, 2014, attached hereto as Exhibit B, are hereby authorized and approved and that the Authorized Officers of the Seller be and each of them hereby is authorized and directed to execute and deliver the Custodial Agreement to the Buyer and Custodian with such changes as the officer executing the same shall approve, his execution and delivery thereof to be conclusive evidence of such approval;

RESOLVED, that any and all actions relating to the negotiation and execution of the Program Agreements by the Guarantor, for both itself and in its capacity as the primary member of [___________], taken in good faith by the officers of the Guarantor prior to the date hereof on behalf of the Guarantor are in all respects ratified, confirmed and approved by the Guarantor as its own act and deed, and shall be conclusively deemed to be such corporate act and deed for all purposes;

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RESOLVED, that the Authorized Officers hereby are, and each hereby is, authorized to execute and deliver all such aforementioned agreements and any other agreements with the Buyer or its Affiliates, whether or not related to the aforementioned agreements, on behalf of the Seller and to do or cause to be done, in the name and on behalf of the Seller, any and all such acts and things, and to execute, deliver and file in the name and on behalf of the Seller, any and all such agreements, applications, certificates, instructions, receipts and other documents and instruments, as such Authorized Officer may deem necessary, advisable or appropriate in order to carry out the purposes of the foregoing resolutions.

RESOLVED, that the proper officers, agents and counsel of the Seller are, and each of such officers, agents and counsel is, hereby authorized for and in the name and on behalf of the Seller to take all such further actions and to execute and deliver all such other agreements, instruments and documents, and to make all governmental filings, in the name and on behalf of the Seller and such officers are authorized to pay such fees, taxes and expenses, as advisable in order to fully carry out the intent and accomplish the purposes of the resolutions heretofore adopted hereby.

Dated as of: ___________ ___, 201_

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EXHIBIT G

SELLER’S AND GUARANTOR’S TAX IDENTIFICATION NUMBER

Five Oaks Acquisition Corp. – 46-2980114

Five Oaks Investment Corp. – 45-4966519

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EXHIBIT H

EXISTING INDEBTEDNESS

None.

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EXHIBIT I

FORM OF ESCROW INSTRUCTION LETTER TO BE PROVIDED BY SELLER BEFORE CLOSING

The escrow instruction letter (the “Escrow Instruction Letter”) shall also include the following instruction to the Settlement Agent (the “Escrow Agent”):

Credit Suisse First Boston Mortgage Capital LLC (the “Buyer”), has agreed to provide funds (“Escrow Funds”) to Five Oaks Acquisition Corp. to finance certain mortgage loans (the “Mortgage Loans”) for which you are acting as Escrow Agent.

You hereby agree that (a) you shall receive such Escrow Funds from Buyer to be disbursed in connection with this Escrow Instruction Letter, (b) you will hold such Escrow Funds in trust, without deduction, set-off or counterclaim for the sole and exclusive benefit of Buyer until such Escrow Funds are fully disbursed on behalf of Buyer in accordance with the instructions set forth herein, and (c) you will disburse such Escrow Funds on the date specified for closing (the “Closing Date”) only after you have followed the Escrow Instruction Letter’s requirements with respect to the Mortgage Loans. In the event that the Escrow Funds cannot be disbursed on the Closing Date in accordance with the Escrow Instruction Letter, you agree to promptly remit the Escrow Funds to the Buyer by re-routing via wire transfer the Escrow Funds in immediately available funds, without deduction, set-off or counterclaim, back to the account specified in Buyer’s incoming wire transfer.

You further agree that, upon disbursement of the Escrow Funds, you will hold all Mortgage Loan Documents specified in the Escrow Instruction Letter in escrow as agent and bailee for Buyer, and will forward the Mortgage Loan Documents and original Escrow Instruction Letter in connection with such Mortgage Loans by overnight courier to the Custodian within five (5) Business Days following the date of origination.

You agree that all fees, charges and expenses regarding your services to be performed pursuant to the Escrow Instruction Letter are to be paid by Seller or its borrowers, and Buyer shall have no liability with respect thereto.

You represent, warrant and covenant that you are not an affiliate of or otherwise controlled by Seller, and that you are acting as an independent contractor and not as an agent of Seller.

The provisions of this Escrow Instruction Letter may not be modified, amended or altered, except by written instrument, executed by the parties hereto and Buyer. You understand that Buyer shall act in reliance upon the provisions set forth in this Escrow Instruction Letter, and that Buyer is an intended third party beneficiary hereof.

Whether or not an Escrow Instruction Letter executed by you is received by the Custodian, your acceptance of the Escrow Funds shall be deemed to constitute your acceptance of the Escrow Instruction Letter.

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EXHIBIT J

FORM OF SERVICER NOTICE

[Date]

[________________], as Servicer
[ADDRESS]
Attention: ___________

Re:	Master Repurchase Agreement, dated as of February 25, 2014 (as amended from time to time, the “Repurchase Agreement”), by and among Five Oaks Acquisition Corp. (the “Seller”), Five Oaks Investment Corp. (the “Guarantor”) and Credit Suisse First Boston Mortgage Capital LLC (the “Buyer”).

Ladies and Gentlemen:

[___________________] (the “Servicer”) is servicing certain mortgage loans for Seller pursuant to that certain Servicing Agreement between the Servicer and Seller. Pursuant to the Repurchase Agreement between Buyer and Seller, the Servicer is hereby notified that Seller has pledged to Buyer certain mortgage loans which are serviced by Servicer which are subject to a security interest in favor of Buyer.

Upon receipt of a Notice of Event of Default from Buyer (“Notice of Event of Default”) in which Buyer shall identify the mortgage loans which are then pledged to Buyer under the Repurchase Agreement (the “Mortgage Loans”), the Servicer shall segregate all amounts collected on account of such Mortgage Loans, hold them in trust for the sole and exclusive benefit of Buyer, and remit such collections in accordance with Buyer’s written instructions. Following such Notice of Event of Default, Servicer shall follow the instructions of Buyer with respect to the Mortgage Loans, and shall deliver to Buyer any information with respect to the Mortgage Loans reasonably requested by Buyer.

Notwithstanding any contrary information which may be delivered to the Servicer by Seller, the Servicer may conclusively rely on any information or Notice of Event of Default delivered by Buyer, and Seller shall indemnify and hold the Servicer harmless for any and all claims asserted against it for any actions taken in good faith by the Servicer in connection with the delivery of such information or Notice of Event of Default.

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Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following addresses: Eleven Madison Avenue, New York, New York 10010; Attention: Margaret Dellafera; Telephone: 212-325-6471.

Very truly yours,

Five Oaks Acquisition Corp.

By:
Name:
Title:

ACKNOWLEDGED:

[____________________]
as Servicer

By:
Title:
Telephone:
Facsimile:

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